UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No. )

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Sohu.com Inc.

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May 9, 2014

Dear Sohu.com Stockholders:

You are cordially invited to attend Sohu.com Inc.’s Annual Meeting of Stockholders to be held at our office at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on Friday, June 20, 2014 at 10:00 A.M., Beijing time.

This year we are again using the U.S. Securities and Exchange Commission (the “SEC”) rules that allow companies to furnish proxy materials to their stockholders primarily over the Internet. On or about May 9, 2014, we will mail to our stockholders (other than those who had previously requested email delivery) a notice containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report to Stockholders. The notice also will include instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. If you receive your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains Internet links to the annual report and the proxy statement, which are both available at http://www.edocumentview.com/SOHU

At this year’s Annual Meeting, we are asking stockholders to (i) elect two directors, who shall serve for a two-year term or until their earlier death, resignation or removal; (ii) vote on advisory approval of our executive compensation; and (iii) ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors. Stockholders will also vote upon the stockholder proposal regarding the position of Chairman of the Board described in the accompanying proxy statement, if the stockholder proposal is properly presented at the Annual Meeting. The Board of Directors recommends that you vote FOR the election of the director nominees, FOR the advisory resolution approving our executive compensation, FOR the ratification of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors, and AGAINST the stockholder proposal regarding the position of Chairman of the Board. Please refer to the Proxy Statement for detailed information on each of the proposals and the Annual Meeting.

Every stockholder’s vote is important to us. Whether or not you expect to attend the meeting in person, we urge you to submit your proxy as soon as possible. You may vote over the Internet, by telephone or, if you ask for and receive paper copies of the proxy materials, by mail.

We look forward to seeing those of you who are able to attend the meeting in person.

Sincerely,

Charles Zhang Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF
SOHU.COM INC.

TO BE HELD on June 20, 2014
10:00 A.M. BEIJING TIME

May 9, 2014

To the Stockholders of Sohu.com Inc.:

We hereby notify you that the Annual Meeting of Stockholders (the “Annual Meeting”) of Sohu.com Inc. will be held at our office at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on Friday, June 20, 2014 at 10:00 A.M., Beijing time, for the purpose of considering and acting upon the following matters, all as described in the accompanying Proxy Statement:

1)	To elect two directors, who shall serve for a two-year term or until their earlier death, resignation or removal;

2)	To vote on an advisory resolution approving our executive compensation;

3)	To ratify the appointment of PricewaterhouseCoopers Zhong Tian LLP as our independent auditors for the fiscal year ending December 31, 2014;

4)	To vote upon a stockholder proposal regarding the position of Chairman of the Board, if the stockholder proposal is properly presented at the Annual Meeting; and

5)	To consider and act upon all other matters which may properly come before the Annual Meeting or any adjournment or postponement thereof.

We have not received notice of other matters that may be properly presented at the Annual Meeting. Our Board of Directors has set the close of business on Friday, April 21 2014, as the record date for the purpose of determining the holders of our common stock entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof, and only stockholders of record on that date are entitled to notice of, and to vote, at the Annual Meeting.

On or about May 9, 2014, we will mail to our stockholders (other than those who had previously requested email delivery) a notice containing instructions on how to access our 2014 Proxy Statement and 2013 Annual Report to Stockholders. The notice also will include instructions on how to receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card. If you receive a paper copy of your annual meeting materials by mail, the notice of annual meeting, proxy statement and proxy card will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail contains Internet links to the annual report and the proxy statement, which are both available at http://www.edocumentview.com/SOHU.

By order of the Board of Directors,

Timothy B. Bancroft Secretary

Table of Contents

PROXY STATEMENT
PROPOSAL I. ELECTION OF DIRECTORS	2
GENERAL INFORMATION RELATING TO OUR BOARD OF DIRECTORS	6
BENEFICIAL OWNERSHIP OF COMMON STOCK	9
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10
TRANSACTIONS WITH RELATED PERSONS	10
AUDIT COMMITTEE REPORT	11
EXECUTIVE COMPENSATION	12
EXECUTIVE OFFICERS	12
COMPENSATION DISCUSSION AND ANALYSIS	12
COMPENSATION COMMITTEE REPORT	22
SUMMARY COMPENSATION TABLE	23
GRANTS OF PLAN-BASED AWARDS	24
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	27
OPTION EXERCISES AND STOCK VESTED	29
PENSION BENEFITS	29
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	29
DIRECTOR COMPENSATION	33
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	33
PROPOSAL II. ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION	34
PROPOSAL III. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	34
PROPOSAL IV. STOCKHOLDER PROPOSAL REGARDING POSITION OF CHAIRMAN OF THE BOARD	35
PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS	35
MISCELLANEOUS	37

SOHU.COM INC.
Level 18, Sohu.com Media Plaza
Block 3, No. 2 Kexueyuan South Road, Haidian District
Beijing 100190, People’s Republic of China
(010) 8610-6272-6666

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD on June 20, 2014
10:00 A.M. BEIJING TIME

PROXY STATEMENT

This Proxy Statement is furnished to our stockholders in connection with the solicitation by our Board of Directors (our “Board”) of our proxies for use at our Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our office located at Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, on Friday, June 20, 2014 at 10:00 A.M., Beijing time, and at any adjournment or postponement thereof.

If proxies are completed and submitted, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by proxies will be voted as follows:

FOR the election of the nominees for directors named herein;

FOR the advisory resolution approving our executive compensation;

FOR the ratification of the appointment of PricewaterhouseCoopers Zhong Tian LLP (“PricewaterhouseCoopers”) as our independent auditors for the fiscal year ending December 31, 2014; and

AGAINST the stockholder proposal regarding the position of Chairman of the Board, if the proposal is properly presented at the Annual Meeting.

In addition, if other matters come before the Annual Meeting, the persons named as proxy holders, Dr. Charles Zhang and Ms. Carol Yu, will vote in accordance with their judgment with respect to those matters. You have the power to revoke your proxy at any time prior to its exercise by filing with Ms. Carol Yu, our Co-President and Chief Financial Officer, an instrument revoking it, by submitting an executed proxy bearing a later date prior to or as of the Annual Meeting or by attending the Annual Meeting and voting in person.

Expenses and Solicitation

We will bear the cost of soliciting proxies. Solicitations may be made by mail, personal interview, telephone, email or otherwise by our directors, officers and employees, without additional compensation for such solicitation activities. We have made arrangements with Computershare Trust Company, N.A. at 480 Washington Boulevard, 29th Floor, Jersey City, NJ 07310, and Georgeson Inc. at 480 Washington Boulevard, 29th Floor, Jersey City, NJ 07310 to assist with the solicitation of proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules. The estimated cost of soliciting proxies is not expected to exceed $100,000.

Voting Procedures

Only stockholders of record on our books at the close of business on April 21, 2014, the record date relating to the Annual Meeting, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Each share of our common stock outstanding on the record date will be entitled to one vote on each of the director nominees, one vote on the non-binding resolution on executive compensation, one vote on the ratification of the appointment of PricewaterhouseCoopers as our independent auditors, and one vote on the stockholder proposal regarding the position of Chairman of the Board, if the stockholder proposal is properly presented at the Annual Meeting. Under our Amended and Restated By-laws, the presence in person or by proxy of a majority of the shares of our common stock outstanding on the record date is required for a quorum. Abstentions and broker non-votes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum for the transaction of business. With respect to the approval of any particular proposal, abstentions and broker non-votes are not counted in determining the number of votes cast. The election of directors requires a plurality of the votes cast in person or by proxy. The nominees receiving the highest number of affirmative votes of the shares present or represented and voting on the election of the directors at the Annual Meeting will be elected as directors. In voting on the advisory resolution approving our executive compensation, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. This matter will be decided by the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting. The result of the advisory vote approving our executive compensation will not be binding on us or our Board. Our Board and Compensation Committee will review the voting result and take it into consideration when making future decisions regarding executive compensation. The ratification of the appointment of PricewaterhouseCoopers as our independent auditors requires the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting. In voting on the stockholder proposal regarding the position of Chairman of the Board, if the proposal is properly presented at the Annual Meeting, stockholders may vote in favor of the proposal or against the proposal, or abstain from voting. This matter will be decided by the affirmative vote of the holders of a majority of the shares of our common stock that are present in person or by proxy at the Annual Meeting. The result of a vote on the stockholder proposal regarding the position of Chairman of the Board will not be binding on us or our Board. Our Board will review the voting result and may take it into consideration when making future decisions regarding the position of Chairman of the Board.

As of the close of business on April 21, 2014, there were 38,474,416 shares of our common stock outstanding.

Proposal I. Election of Directors

Our Board is divided into two classes, with each class holding office for a term of two years and the term of one class expiring each year. All directors will hold office until their successors have been duly elected and qualified or until their earlier death, resignation or removal. Our Board has fixed the number of directors to constitute the full Board for the ensuing year at six, two of whom are to be elected at the Annual Meeting for a term expiring at the 2016 Annual Meeting of Stockholders, and four directors whose term will expire at the 2015 Annual Meeting of Stockholders.

Our Board has nominated Dr. Edward B. Roberts and Dr. Zhonghan Deng for election to the class of directors to be elected at the Annual Meeting whose term will expire in 2016. Unless you indicate otherwise on your proxy, the proxies received will be voted in favor of the election of Dr. Edward B. Roberts and Dr. Zhonghan Deng to serve as directors.

Our Board knows of no reason why either of the nominees would be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of substitute nominee(s) selected by our Board, or our Board will fix the number of directors at a lesser number. The proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement. The two nominees receiving a plurality of the votes cast by the stockholders represented at the Annual Meeting, in person or by proxy, will be elected as directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF DR. EDWARD B. ROBERTS AND DR. ZHONGHAN DENG.

The table below sets forth certain information with respect to the nominees for election to our Board and those directors whose terms of office will continue after the Annual Meeting. All of the nominees for election as directors are currently serving on our Board. The table below includes information each director has given us about his age, all positions and offices he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. In addition, the table below highlights each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Edward B. Roberts Professor of Management of Technology at Massachusetts Institute of Technology’s Alfred P. Sloan School of Management. 78 years old. Director since 1996. (2)(3)
Dr. Edward B. Roberts is the David Sarnoff Professor of Management of Technology at MIT’s Alfred P. Sloan School of Management. Dr. Edward B. Roberts chaired MIT’s research and educational programs in the management of technological innovation from 1967 to 1993 and also founded and chairs the MIT Entrepreneurship Center. Dr. Edward B. Roberts is currently a director of Medical Information Technology, Inc. Dr. Edward B. Roberts has authored over 160 articles and eleven books, one of which is Entrepreneurs in High Technology (Oxford University Press, 1991). Dr. Edward B. Roberts received four degrees from MIT, including a Ph.D. in 1962.

We believe Dr. Edward B. Roberts’ qualifications to serve on our Board include his (i) decades of experience teaching at the Alfred P. Sloan School of Management, (ii) related supervisory, board and committee positions, many of which have had a particular emphasis on technological innovation and entrepreneurship, and (iii) extensive experience investing in and serving on the boards of directors of, growing companies.
Dr. Edward B. Roberts’ term expires at the 2014 Annual Meeting.
Dr. Zhonghan Deng Chairman and Chief Executive Officer of Vimicro International Corporation. 46 years old. Director since 2007. (1)(3)
Dr. Zhonghan Deng is the Chief Executive Officer and Chairman of the Board of Directors of Vimicro International Corporation (“Vimicro”), which he co-founded in 1999. Dr. Zhonghan Deng received a Ph.D. in electrical engineering and computer sciences, a Master of Science degree in economics and a Master of Science degree in physics from the University of California, Berkeley. After graduating from Berkeley, Dr. Zhonghan Deng worked as a research scientist for International Business Machines Corporation at the T.J. Watson Research Center in Yorktown Heights, New York.

We believe Dr. Zhonghan Deng’s qualifications to serve on our Board include (i) academic credentials and experience in the computer industry, (ii) history as the founder of Vimicro, a NASDAQ listed company (iii) status and track record as a successful entrepreneur in China, and (iv) extensive experience managing a NASDAQ listed company.
Dr. Zhonghan Deng’s term expires at the 2014 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Charles Zhang Chairman of our Board and Chief Executive Officer. 49 years old. Director since 1996.
Dr. Charles Zhang is our founder and has been Chairman of our Board and Chief Executive Officer since August 1996. Dr. Charles Zhang also served as our President from August 1996 to July 2004. Prior to founding Sohu.com Inc., Dr. Charles Zhang worked for Internet Securities Inc. and helped to establish its China operations. Prior to that, Dr. Charles Zhang worked as Massachusetts Institute of Technology’s liaison officer with China. Dr. Charles Zhang has a Ph.D. in experimental physics from Massachusetts Institute of Technology (“MIT”) and a Bachelor of Science degree from Tsinghua University in Beijing. Dr. Charles Zhang is a native of the People’s Republic of China. Dr. Charles Zhang is also the Chairman of the Board of Changyou.com Limited, our independently-listed majority-owned subsidiary.

We believe Dr. Charles Zhang’s qualifications to serve on our Board include his (i) position as our Chief Executive Officer, (ii) history as the founder of our company and status as one of the best-known and most successful entrepreneurs in China, (iii) general reputation and track record as an innovator, visionary and early mover in the Internet industry in China and (iv) deep understanding of the Chinese Internet industry.
Dr. Charles Zhang’s term expires at the 2015 Annual Meeting.
Mr. Charles Huang Chief Executive Officer and Chairman of Netbig Education Holdings Ltd. 44 years old. Director since 2001. (1)(3)
Mr. Charles Huang is the Founder, Chief Executive Officer and Chairman of Netbig Education Holdings Ltd. (“Netbig”), a leading education enterprise in China. Prior to founding Netbig in 1999, Mr. Charles Huang served as Executive Director and Head of Asia Securitization Group of Deutsche Bank, New York and Hong Kong, as well as Senior Vice President of Prudential Securities Inc., New York. He holds a Master of Science degree in Computer Science from MIT and a Bachelor of Science degree from the University of Science and Technology of China. Mr. Charles Huang is also a Chartered Financial Analyst.

We believe Mr. Charles Huang’s qualifications to serve on our Board include his (i) qualification as a Chartered Financial Analyst and related experience in senior positions in the corporate finance industry in the U.S. and Asia, (ii) academic credentials and experience in the computer industry, (iii) status and track record as a successful entrepreneur and (iv) extensive experience managing an Internet company.
Mr. Charles Huang’s term expires at the 2015 Annual Meeting.

Name, Age, Positions and Offices with Sohu.com Inc.	Principal Occupation, Business Experience and Directorships held with Other Public Corporations during the past Five Years	Term of Office as Director
Dr. Dave Qi Professor of Accounting and former Associate Dean, the Cheung Kong Graduate School of Business. 50 years old. Director since 2005. (1)(2)(3)
Dr. Dave Qi is a Professor of Accounting and the former Associate Dean of the Cheung Kong Graduate School of Business. He began teaching at the Cheung Kong Graduate School of Business in 2002 and was the founding Director of the Executive MBA program. Before joining the Cheung Kong Graduate School of Business, Dr. Dave Qi was an Associate Professor at the School of Accounting of the Chinese University of Hong Kong. Dr. Dave Qi has published many articles and research essays on accounting, financial reporting, capital market and other related topics. He has a Ph.D. in accounting from the Eli Broad Graduate School of management of Michigan State University, a Master of Business Administration from the University of Hawaii at Manoa and a Bachelor of Science and a Bachelor of Arts degree from Fudan University. Dr. Dave Qi is currently a member of the American Accounting Association. Dr. Dave Qi also serves as director of the following public companies: AutoNavi Holdings Limited. (NASDAQ), BONA Film Group Limited (NASDAQ), Honghua Group Limited (Hong Kong Stock Exchange), CTV Golden Bridge International Media Co., LTD. (Hong Kong Stock Exchange) and China Vanke Co., Ltd. (“Vanke”) (Shenzhen Stock Exchange).

We believe Dr. Dave Qi’s qualifications to serve on our Board include his (i) strong academic credentials and working experience with accounting and finance in general, and with accounting and finance in China in particular, (ii) status as associate Dean of one of the best business schools in China, and (iii) extensive connections in the telecom and tech industries in China
Dr. Dave Qi’s term expires at the 2015 Annual Meeting.
Mr. Shi Wang Chairman of China Vanke Co., Ltd. 63 years old. Director since 2005. (3)
Mr. Shi Wang is the Chairman of the Board of Directors of Vanke, of which he also served as General Manager from 1991 to 1999. Mr. Shi Wang founded the Shenzhen Exhibition Center of Modern Science and Education Equipment in 1984, which is the predecessor of Vanke. Mr. Shi Wang is the Executive Manager of the China Real Estate Association and is Deputy Director of the City Housing Development Council of the China Real Estate Association.

We believe Mr. Shi Wang’s qualifications to serve on our Board include (i) history as the founder of Vanke, a PRC listed company, (ii) status and track record as a successful entrepreneur in China, and (iii) extensive experience managing a listed company.
Mr. Shi Wang’s term expires at the 2015 Annual Meeting.

(1)	member of our Audit Committee

(2)	member of our Compensation Committee

(3)	member of our Nominating Committee

GENERAL INFORMATION RELATING TO
OUR BOARD OF DIRECTORS

Our Board of Directors

Our Board held five formal meetings in the fiscal year ended December 31, 2013. In addition to the formal meetings, the Board also acted through email communications, with Board actions by email being ratified at subsequent meetings of the Board. With the exception of Mr. Shi Wang, all members of our Board attended all of the meetings of our Board and committees thereof upon which they served during 2013. Members of our Board are encouraged, but not required, to attend our annual meetings of stockholders. At our 2013 Annual Meeting of Stockholders, Dr. Charles Zhang was in attendance.

Independence

Our Board has determined that Dr. Edward B. Roberts, Mr. Charles Huang, Dr. Dave Qi, Mr. Shi Wang and Dr. Zhonghan Deng are independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market LLC (“NASDAQ”) Listing Rules. In determining independence pursuant to the NASDAQ Listing Rules, our Board affirmatively determined whether such independent directors had any material relationship with us, or any of our subsidiaries, either directly or indirectly as a partner, stockholder or officer of any organization, that may interfere with the director’s ability to exercise independence. Our Board concluded that none of the independent directors had any direct or indirect material relationships with us, or any of our subsidiaries. Our Board considers what it deems to be all relevant facts and circumstances in determining the independence of its members, including whether our directors have any family relationship with any executive officer or any direct or indirect interest in any of our customers or our customer agreements, whether any of our directors have any interests in or ties to any of our competitors, suppliers or strategic business partners and whether our directors meet the independence standards set by the Securities and Exchange Commission (the “SEC”) and NASDAQ.

Committees of our Board of Directors

Our Board has established a standing Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The members of our Audit Committee currently are Dr. Dave Qi, Mr. Charles Huang and Dr. Zhonghan Deng, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Board has determined that Dr. Dave Qi is an Audit Committee financial expert, as that term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee oversees our internal audit function and our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee held four meetings in 2013. In addition to the formal meetings, our Audit Committee also acted through email communications, with Audit Committee actions by email being ratified at subsequent meetings of the Audit Committee. Our Audit Committee and the full Board have adopted a written charter for our Audit Committee. Our Audit Committee appointed PricewaterhouseCoopers to serve as our independent auditors for the fiscal year ended December 31, 2014. The full responsibilities of our Audit Committee are set forth in its charter, which is reviewed and updated annually and approved by our Board, and is posted on our Web site at http://investors.sohu.com/documents.cfm. For more information, see “Audit Committee Report.”

Compensation Committee

The members of our Compensation Committee currently are Drs. Edward B. Roberts and Dave Qi, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Our Compensation Committee acted through e-mail communications among its members, and made recommendations to our Board, on six occasions in 2013. Our Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves restricted stock unit, stock option grants and other share-based awards under our equity incentive plans, and otherwise determines compensation levels and performs such other functions regarding compensation as our Board may delegate to our Compensation Committee. Our Board adopted a compensation committee charter, which is posted on our Web site at http://investors.sohu.com/documents.cfm. Our Compensation Committee designed an executive compensation program in order to reward excellent performance and retain talented executive officers through a combination of cash and equity incentive awards. The Compensation Discussion and Analysis below provides additional information regarding the Compensation Committee’s determination of named executive officer and director compensation levels and our Compensation Committee’s policies and procedures in making such determinations.

Nominating Committee

The members of our Nominating Committee currently are Dr. Edward B. Roberts, Mr. Charles Huang, Dr. Dave Qi, Mr. Shi Wang and Dr. Zhonghan Deng, who are each independent as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. The purpose of our Nominating Committee is to assist our Board in identifying individuals qualified to become directors under criteria approved by our Board, periodically review director compensation and benefits, recommend to our Board any proposed revisions to our corporate governance guidelines and assist our Board in assessing directors’ independence, board effectiveness, continuing education, new director orientation and committee membership. Our Nominating Committee did not hold any meetings in 2013. The full responsibilities of our Nominating Committee are set forth in its charter, which is posted on our Web site at http://investors.sohu.com/documents.cfm.

It is a policy of our Nominating Committee that candidates for director (i) be determined to have unquestionable integrity and honesty, (ii) have the ability to exercise sound, mature and independent business judgment which is in the best interests of the stockholders as a whole, (iii) have a background and experience in fields which will compliment the talents of the other Board members, (iv) have the willingness and capability to take the time to actively participate in Board and committee meetings and related activities, (v) have the ability to work professionally and effectively with other Board members and our management, (vi) have the ability to remain on our Board long enough to make a meaningful contribution and (vii) have no material relationships with competitors or other third parties that could create a reasonable likelihood of a conflict of interest or other legal issues.

Neither our Nominating Committee nor our Board has a policy with regard to the consideration of diversity when identifying and evaluating proposed director candidates, although both may consider diversity when identifying and evaluating proposed director candidates, and one of the enumerated factors under our Nominating Committee’s charter that the committee may consider when identifying potential nominees is the interplay of the candidate’s experience with the experience of the other board members. In compiling a list of possible candidates and considering their qualifications, our Nominating Committee makes its own inquiries, solicits input from other directors on our Board and may consult or engage other sources, such as a professional search firm, if it deems appropriate.

Our Nominating Committee will consider director candidates recommended by stockholders provided the stockholders follow the procedures set forth below. There were no material changes to such procedures after we last provided this disclosure. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or otherwise.

Stockholders who wish to recommend individuals for consideration by our Nominating Committee to become nominees for election to our Board at the 2015 Annual Meeting of Stockholders may do so by submitting a written recommendation to the committee, care of Sohu.com Inc., at Level 18,Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, Attention: Eric Yuan, in accordance with the procedures set forth below in this Proxy Statement under the heading “Deadline for Receipt of Stockholder Proposals.” For candidates recommended by stockholders to be considered for election to our Board, the following information concerning each nominee must be timely submitted in accordance with the required procedures:

•	The candidate’s name, age, business address, residence address, principal occupation or employment, the class and number of shares of our capital stock the candidate beneficially owns, a brief description of any direct or indirect relationships with us and other information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director;

•	A signed consent of the nominee to being named as a nominee, to cooperate with reasonable background checks and personal interviews and to serve as a director, if elected; and

•	As to the stockholder proposing such nominee, that stockholder’s name and address, the class and number of shares of our capital stock the stockholder beneficially owns, a description of all arrangements or understandings between the stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made, a list of all other companies that the stockholder has recommended the candidate to for election as a director in that fiscal year, and a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice.

Board’s Leadership Structure

Our Board believes that our Chief Executive Officer is best situated to serve as Chairman, and our lead director, because he is the director most familiar with our business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy, and because he is a very well-known, respected and influential leader of the Internet industry in China. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside our company and industry, while our Chief Executive Officer brings company-specific experience and expertise. Our Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and our Board, which are essential to effective governance.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of our risks. Our Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Audit Committee oversees management of financial risks. Our Compensation Committee is responsible for overseeing the management of risks relating to our compensation policies and practices as discussed in more detail below under the heading “Risk Considerations in our Compensation Policies and Practices.” Our Nominating Committee manages risks associated with the independence of our Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire Board is regularly informed through committee reports about such risks.

Given its role in the risk oversight of our company, our Board believes that any leadership structure that it adopts must allow it to effectively oversee the management of the risks relating to our operations. Although there are different leadership structures that could allow our Board to effectively oversee the management of such risks, and while our Board believes its current leadership structure enables it to effectively manage such risks, it was not the primary reason our Board selected its current leadership structure over other potential alternatives. See the discussion under the heading “Board’s Leadership Structure” above for a discussion of why our Board has determined that its current leadership structure is appropriate.

Risk Considerations in our Compensation Policies and Practices

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our company. In addition, our Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks.

Our Compensation Committee extensively reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking and concluded:

•	Appropriate weighting of long-term incentive compensation;

•	goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	we do not rely on hard targets that can only be evaluated with reference to numerical results, so as to minimize the risk of our executives’ focusing excessively on short-term results; and

•	we have a limit on the total amount of compensation that can be paid to each executive, which helps reduce the risk of our executives’ pursuing achievement of short term goals in order to increase compensation.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 14, 2014 by (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) known by us to be the beneficial owner of more than 5% of our common stock (assuming conversion of all outstanding exercisable options and warrants held by that person), (ii) each current director and nominee for election as director, (iii) each named executive officer and (iv) all of our current directors and executive officers as a group. Except as otherwise provided in the footnotes to this table, we believe that the persons named in this table have voting and investment power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Charles Zhang	7,745,479	(2)	20.12%
Edward Roberts	300,920	(3)	*
Charles Huang	70,387	(4)	*
Xiaochuan Wang	38,858	(5)	*
Carol Yu	35,000	(6)	*
Dave Qi	22,261	(7)	*
Shi Wang	31,387	(8)	*
Zhonghan Deng	9,671	(9)	*
All directors, nominees and executive officers as a group (8 persons)	8,248,963	(10)	21.40%
Photon Group Limited	7,028,254	(11)	18.27%
Orbis Investment Management Ltd.	6,245,827	(12)	16.24%
Delaware Management Business Trust	2,776,876	(13)	7.22%
Platinum Asset Management Ltd.	2,752,963	(14)	7.16%

*	Less than 1%.

(1)	Includes the number of shares and percentage ownership represented by such shares determined to be beneficially owned by a person in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or convertible or that are exercisable or convertible within 60 days of April 14, 2014. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. Such shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of each other person.

(2)	Includes (i) 30,000 shares of our common stock subject to options exercisable within 60 days of April 14, 2014 and (ii) 7,028,254 shares of our common stock beneficially owned by Photon Group Limited. Dr. Charles Zhang is a Director of Photon Group Limited, and may be deemed to be a beneficial owner of shares owned by it. Dr. Charles Zhang disclaims beneficial ownership of such shares. Dr. Charles Zhang’s address is c/o Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(3)	Includes (i) 15,000 shares of our common stock subject to options held by Dr. Edward B. Roberts which are exercisable within 60 days of April 14, 2014; (ii) 140,739 shares held by the Edward B. Roberts Trust — 2003; and (iii) 125,420 shares held by the Nancy H. Roberts Trust; Edward Roberts and Nancy Roberts are the trustees. Dr. Roberts’s address is 300 Boylston Street, Boston, Massachusetts 02116, U.S.A.

(4)	Includes 15,000 shares of our common stock subject to options exercisable within 60 days of April 14, 2014. Mr. Charles Huang’s address is Suite 1804B, Tower 1, Admiralty Centre, 18 Harbour Road, Hong Kong.

(5)	Mr. Xiaochuan Wang’s address is c/o Sohu.com Inc., Level 15, Sohu.com Internet Plaza, No. 1 Unit Zhongguancun East Road, Haidian District, Beijing 100084, People’s Republic of China.

(6)	Ms. Carol Yu’s address is c/o Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(7)	Dr. Dave Qi’s address is c/o Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(8)	Includes 10,000 shares of our common stock subject to options exercisable within 60 days of April 14, 2014. Mr. Shi Wang’s address is Vanke Architecture Research Center, No. 68 Meilin Road, Futian District, Shenzhen 518049, People’s Republic of China.

(9)	Dr. Zhonghan Deng’s address is c/o Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(10)	Includes 70,000 shares of our common stock that such persons have the right to acquire pursuant to currently exercisable options or options that may be exercised within 60 days of April 14, 2014.

(11)	Photon Group Limited’s address is c/o Sohu.com Inc., Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China.

(12)	Orbis Investment Management Ltd’s address is Orbis House, 25 Front Street, Hamilton HM 11, Bermuda.

(13)	Delaware Management Business Trust’s address is 2005 Market Street, Philadelphia, PA 19103.

(14)	Platinum Asset Management Ltd.’s address is Level 8, 7 Macquarie Place, Sydney NSW 2000, Australia.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2013, our directors, executive officers and holders of more than 10% of our common stock timely complied with all applicable Section 16(a) reporting requirements, except that Mr. Charles Huang, who is a member of our Board, filed a Form 4 late with respect to his exercise on February 4, 2013 of options for the purchase of 25,000 shares of our common stock.

TRANSACTIONS WITH RELATED PERSONS

Transactions with Vanke Co., Ltd.

In the 2013 fiscal year, Vanke Co., Ltd. purchased $394,000 in advertising services from us. Mr. Shi Wang, one of our directors, is the Chairman of the Board of Vanke Co., Ltd.

Policies and Procedures for Reviewing Transactions with Related Persons

We review all relationships and transactions into which we enter to determine whether such relationships and transactions exceed $120,000 and whether they involve any related persons who have a direct or indirect material interest in such relationships or transactions. The term “related person” has the same meaning as set forth in Item 404(a) of Regulation S-K. We have developed and implemented processes and controls whereby we solicit information from persons identified as related persons through written questionnaires and, based on the information obtained and the facts and circumstances of the relationship, we make a determination as to whether the related person has a direct or indirect material interest in the transaction.

In addition, pursuant to its duties under its written charter, our Audit Committee reviews and approves or ratifies, as the case may be, any related person transactions identified through the process described above. In deciding whether to approve or ratify a related person transaction, our Audit Committee considers the following factors:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person and to us;

•	whether the transaction would impair the judgment of any of our directors or executive officers to act in our best interest;

•	whether the terms of the transaction are substantially equal to or more favorable to us and no more favorable to the related person than if we had negotiated similar arrangements with non-affiliated third parties; and

•	any other matters our Audit Committee deems appropriate.

Any member of our Board who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting where the transaction is considered.

To our knowledge, for 2013, all transactions with related persons to which we are or were a party have been reviewed under the policies and procedures described above.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors (our “Board”) in its oversight of Sohu’s financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of Sohu’s independent auditors. The full responsibilities of the Audit Committee are set forth in the Audit Committee charter. The Audit Committee charter, which is reviewed and updated annually, was approved by our Board.

The Audit Committee reviews the scope of the annual audit by Sohu’s independent auditors and internal auditors, monitors internal financial and accounting controls and procedures and appoints the independent auditors. In fulfilling its responsibilities, the Audit Committee has:

•	received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the independent auditors’ independence; and

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board, pursuant to SEC Release No. 34-68453, File No. PCAOB 2012-01.

The Audit Committee met with selected members of management to review financial statements, including quarterly reports, discussing such matters as the quality of earnings, estimates, reserves and accruals, the suitability of accounting principles, financial reporting decisions and audit adjustments.

The Audit Committee selected PricewaterhouseCoopers as Sohu’s independent auditors. In addition, the Audit Committee considered the quality and adequacy of Sohu’s internal controls and made recommendations to the full Board for enhancing such controls.

Based upon its work and the information received in the inquiries outlined above, the Audit Committee recommended to the Board that Sohu’s audited financial statements be included in Sohu’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Respectfully submitted,

AUDIT COMMITTEE

Dr. Dave Qi Mr. Charles Huang Dr. Zhonghan Deng

Executive Compensation

EXECUTIVE OFFICERS

Our executive officers as of December 31, 2013 were Dr. Charles Zhang, Ms. Carol Yu, and Ms. Belinda Wang. For a description of the background of Dr. Charles Zhang, see “Election of Directors.”

Carol Yu, age 52, is our Co-President and Chief Financial Officer. Ms. Carol Yu joined us in March 2004 as our Chief Financial Officer. From March 1995 until November 2000, Ms. Carol Yu served as Senior Vice-President Investment Banking of Donaldson Lufkin & Jenrette Securities Corporation in Hong Kong. Ms. Carol Yu also worked with Arthur Andersen Hong Kong and Beijing for ten years and was a partner of the Audit Division, holding the position of General Manager of Arthur Andersen-Hua Qiang, the joint venture accounting firm formed between Arthur Andersen and the Ministry of Finance in China.

Xin (Belinda) Wang, age 43, was our Co-president and Chief Operating Officer until March, 2014, when she resigned from the company for personal reasons. Ms. Belinda Wang joined us in August 1999 with the marketing department and became marketing manager for Beijing in August 2000. Ms. Belinda Wang transferred to head the Northern China brand advertising sales team in March 2001. She is now in charge of day-to-day operations of our portal business, wireless business, media operations and micro-blog services. Ms. Belinda Wang has been instrumental in developing the online advertising market in China. Prior to joining us, she worked for Internet Securities, Inc. and Motorola, Inc. Ms. Belinda Wang received a Post-Graduate Diploma from National University of Singapore, and a Bachelor of Arts degree in linguistics from China Industrial and Commercial University.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our named executive officer compensation program for the year ended December 31, 2013 detailing what we pay to our named executive officers and how our compensation objectives and policies help achieve our business objectives.

Overview of our Named Executive Officer Compensation Program and Objectives

Our Executive Pay Philosophy

The goal of our named executive officer compensation program is to attract and retain qualified management and create long-term value for our stockholders.

Towards this goal, we have designed and implemented a compensation program for our named executive officers that we believe will:

•	Attract and retain executives who will significantly contribute to the creation of value for our stockholders;

•	Pay compensation that is competitive in comparison to that paid by others in our industry;

•	Effectively make use of our cash and available equity incentives by determining appropriate cash salary and bonus and equity award components in view of each executive’s position and responsibility level in our company, individual performance, skills, competency, experience, and contribution to our realization of our performance goals as a company; and

•	Rationally and fairly pay performance-based compensation through a combination of financial performance reviews and non-quantitative evaluations, in order to help ensure transparency in our executive compensation decisions.

Our named executive officer compensation program is composed of the following elements:

•	Cash compensation, which includes an annual salary and the opportunity to earn an annual performance-based cash bonus;

•	Equity incentive compensation, in the form of stock options and restricted stock units;

•	Other benefits, in the form of housing allowances, tax equalization, tuition/training reimbursement and premiums paid for health, life, travel and disability insurance; and

•	Severance benefits.

Administration and Process

Our executive compensation program is administered by the Compensation Committee of our Board. The Compensation Committee annually reviews the overall compensation of our named executive officers.

Our Human Resources (“HR”) department engaged the Hay Group as a management compensation consultant to provide recommendations as to our 2013 executive compensation plan, including peer group updates, compensation and performance comparisons, and annual compensation adjustments. Based on the Hay Group’s analysis and a database of executive compensation that it assembles and maintains, the Hay Group recommended that we maintain for 2013 executive compensation a mix of base salary, incentive bonuses and equity incentives structured similar to our 2012 compensation packages, with increases in base salaries and maximum bonuses.

When making its recommendations, the Hay Group took into consideration the following factors:

•	the competitiveness of the total compensation packages for our named executive officers as compared to the total compensation packages for similarly situated named executive officers at peer companies in different markets, including the Chinese market and the U.S. market;

•	the level of responsibility of our named executive officers; and

•	the skills, competency, and past work experience of our named executive officers.

Our HR department submitted to our Chief Executive Officer for review a proposal that it had prepared based on the Hay Group’s recommendations, and our Chief Executive Officer adjusted the recommendations based on his judgments as to each named executive officer’s performance and responsibilities. Our HR department then submitted the revised proposal to the Compensation Committee and made revisions based on comments from the Compensation Committee. The Compensation Committee approved the revised recommendations. The compensation recommendations for our Chief Executive Officer were submitted to our full Board for approval, with our Chief Executive Officer abstaining from the Board’s vote.

Considerations in Designing Executive Compensation

Reward Excellent Performance

Each named executive officer’s pay level is set to be reflective of his or her management experience and perceived leadership ability, continued high performance and career of service to us. Key elements of our compensation policy that depend upon the named executive officer’s performance include:

•	Base salary. We aim to offer pay at a level that is sufficiently competitive to attract and retain experienced and successful executives. We make adjustments to base salaries with reference to individual performance, contributions to our business, competitive pay levels and comparisons to pay levels to our other executives. The base salary is set to reflect the named executive officer’s level of responsibility, expertise, skills, knowledge and experience.

•	Annual cash incentive. We offer an annual cash bonus incentive to encourage and reward contributions to our annual financial performance objectives, strategic objectives and an executive’s leadership. The potential award amount varies with the degree to which we achieve our annual financial objectives, the extent to which the executive officer contributes to strategic and operational objectives and his or her individual leadership. The incentive payouts are linked to Sohu’s performance, with individual compensation differentiated based on individual performance. The actual total cash compensation (base salary and annual cash incentive) of one of our named executive officers may reach the market 75th percentile under circumstances where Sohu’s performance and the named executive officer’s performance are both determined to be excellent. For 2013, we set the annual cash bonus’s variation range with a maximum ratio of 200%, to encourage our executives to achieve outstanding performance, and to allow their actual total cash compensation to be increasingly attractive in comparison to the market as performance levels increase.

•	Long-term incentives. Long-term incentives are designed to encourage and reward building long-term stockholder value and to retain our executive officers. We provide a mix of stock options and RSUs, with the Compensation Committee determining the mix and the amounts awarded each year.

Selection of and Analysis of Peer Groups for Competitive Compensation Packages

We requested that the Hay Group identify peer groups, for use for comparison purposes in connection with our named executive officer compensation packages, using such considerations as similar geographical location, industry and size to ours and presence in similar capital markets to ours, including the U.S. and Hong Kong. We indicated that our comparison points and the selection criteria should include:

•	consideration of pay-for-performance, in order to align compensation with our business objectives and performance;

•	consideration of the state of the market for executive talent, in order to position Sohu competitively among the companies against which we recruit and compete for talent, in order to enable us to attract, retain, and reward executive officers; and

•	the availability of relevant data from the companies selected.

Based on these criteria the Hay Group recommended three categories of peer group, consisting of: Peer Group 1: Listed US companies in high-tech/media or related industries

The companies in Peer Group 1, which includes 31 companies, were selected because their shares trade in the same capital market as ours. Because we are generally smaller, but growing faster, than many of the companies in Peer Group 1, we used Peer Group 1 for purposes of making a rough comparison of the types and mix of compensation, and relative pay levels as between our executive officers and different levels of responsibility and title, to such types, mix and relative pay levels prevailing in Peer Group 1 companies, but we do not use them for more specific benchmarking purposes. Peer Group 1 consists of the following companies:

Activision Blizzard, Inc.	Juniper Networks, Inc.
Adobe Systems Inc.	Linkedin Corporation
Amazon.com, Inc.	Microsoft Corp.
AOL, Inc.	NetApp, Inc.
Apple Inc.	Netflix, Inc.
Blucora Inc.	News Corp.
Comcast Corp.	Oracle Corp.
Demand Media Inc.	Qualcomm, Inc.
eBay Inc.	Symantec Corp.
Electronic Arts Inc.	The Walt Disney Co.
EMC Corp.	TheStreet.com, Inc.
Expedia, Inc.	Time Warner Inc.
Facebook Inc.	Viacom, Inc.
Google Inc.	Xo Group Inc.
IAC/InterActive Corp.	Yahoo! Inc.
Intuit Inc.

Peer Group 2: Companies in the Hay Group Local Top Executives Remuneration Report

We determined that Peer Group 2 had a high correlation to us with respect to company size and provided relevant data. We therefore relied primarily on information from the Peer Group 2 database to determine the base salary and target bonus levels and pay mix for our named executive officers, and benchmarked to Peer Group 2 according to the executive officers’ position in our company. We benchmarked base salary to Peer Group 2’s 50th percentile. We set the target level for total cash compensation to be no lower than Peer Group 2’s 50th percentile, and the maximum possible total cash compensation to be at Peer Group 2’s 75th percentile. Peer Group 2 companies include 388 companies. The Hay Group obtains data from these companies subject to agreements of confidentiality, but has authorized us to identify the companies below, which represent a few of the larger and better-known companies included in Peer Group 2, but do not necessarily represent companies that reflect the 50th to 75th percentile in terms of the cash compensation paid to their executives.

•	Coca Cola China Industries Limited

•	Compass Group

•	ABB (China) Ltd.

•	Siemens Limited China

•	Mars Foods (China) Co., Ltd

•	Saint-Gobain Abrasives (Shanghai) Co., Ltd.

•	Dell (China) Co., Ltd.

•	Shell China Ltd.

•	Volkswagen (China) Investment Co., Ltd.

•	The World Bank Office, Beijing

Peer Group 3: US/HK-listed companies in Chinese Internet/media or related industries

Peer Group 3 consists of 40 Chinese companies in the Internet/media or related industries that are listed in the U.S. or Hong Kong. These companies generally report publicly their financial condition and results of operations, but provide limited data as to the compensation of their executive officers. As a result, we used Peer Group 3 only for purposes of comparing our relative performance as a company to that of the Peer Group 3 companies, to assist us in our consideration of appropriate levels and types of compensation for our executives. Peer Group 3 consists of the following companies:

21Vianet Group Inc.	NetQin Mobile Inc.
51job, Inc.	Ninetowns Internet Technology Group Company Limited
AirMedia Group Inc.	Noah Education Holdings Ltd.
Baidu.com, Inc.	Pacific Online Ltd.
Bitauto Holdings Ltd.	Perfect World Co., Ltd.
Charm Communications Inc.	Phoenix New Media Ltd
China Finance Online Co.	Qihoo 360 Technology Co Ltd
Chinanet Online Holdings Inc.	Renren Inc
Ctrip.com International, Ltd.	Shanda Games Ltd.
E Commerce China Dangdang Inc.	SINA Corp.
eLong, Inc.	Sky mobi Ltd.
Focus Media Holding Ltd.	Taomee Holdings Ltd.

Giant Interactive Group Inc.	Tencent Holdings Ltd.
Jiayuan.com International Ltd.	The9 Ltd.
Kingsoft Corp. Ltd.	V Media Corp.
KongZhong Corp.	Vipshop Holdings Ltd.
Ku6 Media Co., Ltd.	VisionChina Media Inc.
Linktone Ltd.	Youku Tudou Inc
Net Dragon Websoft Inc.	YY Inc
NetEase.com, Inc.	SouFun Holdings Ltd.

Other Considerations

The Compensation Committee also took into consideration the following factors when setting each executive officer’s compensation:

•	Key financial measurements such as revenue, operating profit, earnings per share and operating margins;

•	Revenue growth percentage compared with selected competitors to indicate our growth or loss in market share;

•	Promoting commercial excellence by launching new or continuously improving products or services;

•	Becoming or remaining as a leading market player and attracting and retaining customers and users;

•	Achieving excellence in the named executive officer’s business area of responsibility; and

•	Supporting our values by promoting a culture of integrity and adherence to our code of conduct.

The mix of compensation elements is designed to reward short-term results and motivate long-term performance through a combination of cash and equity incentive awards. The Compensation Committee seeks to balance compensation elements that are based on financial, operational and strategic metrics with others that are based on subjective judgments of each named executive officer’s performance.

Elements of Compensation

General

Our named executive officers’ pay is composed of four main components: base salary, annual performance-based cash bonus, long-term equity awards, and benefits. We do not target a specific weighting of these four components or use a prescribed formula to establish pay levels. Rather our Compensation Committee considers changes in our business, external market factors and our financial position each year when determining pay levels and allocating between long-term and short-term compensation for our named executive officers. The Compensation Committee also considers management’s business development goals for the year in setting target bonus levels and performance-based milestones.

The Hay Group proposed targeting total compensation for each executive officer in the light of (i) data concerning amounts paid by Peer Group 2 companies, targeting the level of total cash compensation to approximately at Peer Group 2’s 50th percentile and setting the maximum total cash compensation to be approximately at Peer Group 2’s 75th percentile, with the goal of allowing us to be competitive in the market for executive talent, (ii) the individual named executive officer’s level of responsibility within our company, with the goal of promoting a sense of fairness among our employees, (iii) performance targets, including annual performance, strategic indicators, and leadership competency, and (iv) changes in the U.S. dollar to Chinese Yuan exchange rate. The Hay Group allocated the recommended targeted total compensation for each executive officer into four components, consisting of (i) base salaries, (ii) targeted annual performance bonuses, which generally are approximately 60% to 80% of base salary, (iii) equity awards, and (iv) allowances, such as housing allowances, ranging from $80,000 to $150,000.

We include an equity incentive component as part of our compensation package because we believe equity incentives align the long-term interests of our named executive officers with those of our stockholders. The equity incentive component links an appropriate portion of compensation to stockholder value as the value of granted equity awards increases or decreases in line with any increase or decrease in the market price of our common stock.

The cash and equity components of compensation are supplemented by various other benefits that provide for housing allowances, tax equalization, tuition/training reimbursement, health, life, travel and disability benefits and severance benefits.

The goal of our named executive officer compensation program is to attract and retain qualified management and create long-term value for our stockholders. Towards this goal, we have designed and implemented a compensation program for our named executive officers that we believe will: (i) attract and retain accomplished and high-potential executives; (ii) motivate them to achieve both short-term and long-term corporate goals; (iii) reward them for sustained financial and operating performance and leadership excellence; and (iv) align their interests with those of our stockholders. We believe that each element of our compensation program fulfills one or more of these objectives.

Annual Cash Compensation

Base Salary

We include base salary as part of each named executive officer’s compensation package because we believe that it is appropriate that some amount of the named executive officers’ compensation be provided in a fixed amount of cash, in order to provide our executive officers with a basic level of annual income security. When deciding upon an appropriate base salary for each named executive officer, the Compensation Committee considers the named executive officer’s previous salary, the amounts paid to the named executive officer’s peers within the company and the named executive officer’s prior performance, and trends in compensation in the Internet and high-tech sectors. Decisions regarding salary increases take similar matters into account.

The base salary increases from 2012 to 2013 for our named executive officers were as follows:

		2013 Increase
Name	2012 Base Salary	Increase Amount	Increase Percentage	2013 Base Salary Effective 1-Jan-13
Charles Zhang	$520,000	$50,000	9.6%	$570,000
Carol Yu	$420,000	$40,000	9.5%	$460,000
Belinda Wang	$400,000	$37,000	9.3%	$437,000
Xiaochuan Wang	$320,000	$10,000	3.1%	$330,000

The base salaries of our named executive officers were adjusted upward in 2013. In making its recommendations as to these increases in base salary, the Hay Group informed us that it had considered (i) the overall performance of our business, (ii) any increases in the overall volume of our business, (iii) any increases in each executive officer’s level of responsibility, (iv) any increases in the market share of our products, and (v) its projections as to increases in the average base salaries of similarly-situated executives in the Chinese market in general. Mr. Xiaochuan Wang resigned as our Chief Technology Officer on February 3, 2013 in order to devote his full working time to his position as Chief Executive Officer of our subsidiary Sogou. Although his base salary was not adjusted upon his resignation, he received such base salary payments in his capacity of our Chief Technology Officer only through February 3, 2013.

2013 Executive Bonus Plan

We use a multidimensional evaluation method, to enhance the link between bonus payout and performance, and to specify the range of our Chief Executive Officer’s discretion as to bonuses.

•	The executive’s annual bonus ratio is initially determined based on a financial performance review, with a maximum of 150% and a minimum of 0%, with internal company financial performance weighted at 70% and the relative financial performance of our company weighted at 30%; and

•	Our Chief Executive Officer has the discretion to increase the range to a top maximum of 200%, and a top minimum of 120% based on our Chief Executive Officer’s non-quantitative evaluation based on strategic indicators and competency indicators.

A sliding scale is used whereby no bonus is paid unless the minimum target budget level is achieved.

The sliding scale applied to Dr. Charles Zhang, Ms. Carol Yu, and Ms. Belinda Wang as follows:

% attainment	Bonus entitlement before CEO discretion	CEO Discretion range
< 90%	0 bonus	0 bonus
90 to 99%	90%	50%–110%
100 to 105%	100%	70–130%
106 to 120%	110%	80–150%
121% to 140%	120%	100–180%
Over 140%	150%	120%–200%

Our 2013 Executive Bonus Plan was intended to establish a direct correlation between the annual cash incentives paid to our named executive officers and our financial and operating performance. We believe that the annual bonus rewards the high-performing officers who drive results in these areas and provides them with an incentive to sustain this performance over a long career with us. Under the plan, the named executive officers were eligible to receive a cash bonus equal to a percentage of their base salaries based on the attainment of certain corporate performance goals which were established at the beginning of the year. Once the overall bonus opportunity is calculated, our Chief Executive Officer, with respect to his direct reports (which included Ms. Carol Yu and Ms. Belinda Wang for 2013), or the Compensation Committee, with respect to our Chief Executive Officer, has the discretion to adjust the top bonus opportunity from 150% up to 200% based upon such named executive officer’s individual performance during the year. As Mr. Xiaochuan Wang resigned his position as our Chief Technology Officer on February 3, 2013, he did not participate in our 2013 Executive Bonus Plan, but instead was given a bonus opportunity based on corporate performance goals for Sogou.

Our Chief Executive Officer, Dr. Charles Zhang, exercised his discretion to increase Ms. Carol Yu’s bonus opportunity from 100% to 120% and to increase Ms. Belinda Wang’s bonus opportunity from 90% to 100%. Dr. Zhang made his decisions to increase Ms. Carol Yu’s bonus based on her contributions regarding the Sogou-Tencent transaction and the successful establishment of a video sales mechanism which helped to increase our revenues from video and to increase Ms. Belinda Wang’s bonus in recognition of her significant contributions to Sohu’s growth during the past 15 years. Mr. Xiaochuan Wang’s bonus level was determined based on Sogou corporate performance goals that were set in connection with his bonus opportunity having exceeded the thresholds for his target bonus. Some or all of the following factors are taken into account in deciding individual bonus levels: (i) progress towards achieving specified objectives; (ii) achievement of short-term versus long-term objectives; (iii) comparison between our products and services, and similar products and services of our competitors; (iv) effectiveness of the named executive officer’s leadership; and (v) special contributions, if any. Bonus eligibility as a percentage of base salary, after any discretionary adjustment, varied with respect to each named executive officer as set forth below.

Name	2013 Threshold Bonus Opportunity (as a % of base salary)	2013 Targeted Bonus Opportunity (as a % of base salary)	2013 Maximum Bonus Opportunity (as a % of base salary)
Charles Zhang	0%	60%	120%
Carol Yu	0%	80%	160%
Belinda Wang	0%	80%	160%

The bonus level for our Chief Executive Officer was determined based on overall corporate performance, including revenue and profit targets and targets for revenue growth in comparison with our peers; the bonus level for our Chief Financial Officer was determined based on overall corporate performance, on the performance of Sohu Video, Sogou, Focus and Changyou, and on targets for revenue growth in comparison with our peers; and the bonus level for our Chief Operating Officer was determined based on revenue and profit targets for advertising, auto, mobile, media operations performance and targets for revenue growth in comparison with our peers.

For 2013, with respect to overall corporate performance results and advertising results, our Compensation Committee selected the following performance objectives:

(i)  revenue (weighted 35%), (ii) profit (weighted 35%) and (iii) our revenue growth (weighted 30%), as a percentage, compared with the revenue growth, as a percentage, of peers including SINA Corporation, Baidu, Inc., Qihoo 360 Technology Co. Ltd., Youku Inc., SouFun.com Ltd., Bitauto Inc., and NetEase.com, Inc. With respect to the objectives in (i) and (ii) above, the total bonus opportunity (e.g., with respect to Dr. Charles Zhang, 35% of the overall corporate performance component was tied to our achieving certain levels of revenue and 35% of that component was tied to our achieving certain levels of profit) was subject to a sliding scale, whereby the named executive officer was eligible to receive anywhere from zero to 150% of the bonus component based on the actual performance of our company. With respect to the objective in (iii) above, the total bonus opportunity (e.g., with respect to Dr. Charles Zhang, 30% of the overall corporate performance component) was subject to a sliding scale, whereby the named executive officer was eligible to receive anywhere from 70% to 130% of the bonus component based on our actual performance compared to the performance of our peers.

Our Compensation Committee, in the case of our Chief Executive Officer, and our Chief Executive Officer in the case of our other executive officers, have the discretion to adjust the bonus opportunity downward, but generally do not expect to do so unless the executive officer’s performance is deemed to have fallen below expectations. Generally, neither our Compensation Committee nor our Chief Executive Officer establishes in advance specific criteria for adjusting the bonus upward (or downward), but makes an assessment retroactively based on its or his judgment, as the case may be, of the executive officer’s having exceeded expectations in his or her area of responsibility.

The Compensation Committee believes that these criteria are consistent with the overall goals and long-term strategic direction that our Board has set for our company and are closely related to or reflective of financial performance, operational improvements, growth and return to stockholders.

In establishing performance goals, our Compensation Committee sets threshold, target and maximum levels of attainment. The target performance levels are based on our performance budget and are intended to reward superior performance relative to our peers taking into consideration the market conditions and industry trends that affect us. The target performance levels for each measure are intended to be reasonably attainable given maximum effort on the part of our named executive officers.

Given that our business plan is highly confidential, we do not publicly disclose specific internal revenue or operating income goals. Revealing specific objectives would provide our competitors and other third parties with insights into our confidential planning process and strategies, thereby causing competitive harm. Our performance goals were designed to be aggressive and there was a risk that bonus awards would not be made at all or would be made at less than 100% of the target amounts. The uncertainty in meeting the performance goals helped ensure that the bonus awards made were truly performance-based, consistent with our strategic objectives.

Annual Equity Compensation

Our equity-based compensation program is designed to recognize the scope of the named executive officers’ responsibilities, reward demonstrated performance and leadership, motivate future superior performance, align the interests of the named executive officers with the interests of our stockholders and retain the named executive officers through the terms of the awards. The vesting terms of the equity-based compensation require continued service to receive any payout and therefore encourage continuity in our management.

We historically have granted stock options to our named executive officers. Stock options only have value to the extent the price of our common stock on the date of exercise exceeds the exercise price, which is set on the grant date. Thus, stock options are an effective compensation element only if the stock price grows over the term of the award. In this sense, stock options are a motivational tool. Beginning in July 2006, however, we began granting restricted stock units to our named executive officers. Unlike stock options, restricted stock units offer executives the opportunity to receive shares of our common stock on the vesting date.

We believe that restricted stock units are effective in compensating our named executive officers because they will reward and serve to retain named executive officers during times where our stock price remains stable, as there is value to the restricted stock units upon vesting even if the market price of our common stock has not increased since the grant date. The rewards to our named executive officers are even greater if the market price of our common stock has risen, and thus our named executive officers’ interests are aligned with those of our stockholders. Further, our practice of granting restricted stock units is consistent with recent trends in China. As a result, we believe that it is necessary to offer restricted stock units to our named executive officers to attract and retain qualified management. Additionally, due to the substantial value restricted stock units provide our named executive officers, we are able to grant the named executive officers fewer restricted stock units than the number of stock options that would have been required to provide the same economic incentive. Finally, grants of both stock options and restricted stock units are expensed under U.S. GAAP. Although each restricted stock unit grant generally results in a higher compensation expense than would an option to purchase one share of common stock at fair market value on the grant date, we have sufficiently reduced the number of restricted stock units that we grant, in comparison to the number of stock options we would otherwise have granted, to cause the overall share-based compensation expense to be lower than it would have been had we granted stock options.

Equity-based compensation was awarded pursuant to our stock incentive plans. Generally, our decisions to make equity-based compensation grants are independent of our cash compensation program decisions. When making any grant, we consider the grant size. To do so, we make certain assumptions about our stock price to determine the value of any proposed grant to a named executive officer. In 2013, we granted to Ms. Carol Yu and Mr. Xiaochuan Wang awards of options exercisable for ordinary shares of Sogou under Sogou’s 2010 Share Incentive Plan, and similarly made assumptions about Sogou’s future value in determining the number of Sogou options that we would grant. The number of Sogou options granted to Ms. Carol Yu was determined in part based on her responsibility for restructuring and overseeing the overall Sogou business, and the number of Sogou options granted to Mr. Xiaochuan Wang was determined based on his role as Chief Executive Officer of Sogou, where he has a key leadership role in Sogou’s performance and the expansion of its business.

Other Components of Compensation

Our named executive officers receive various other benefits, such as housing allowances, tax equalization, tuition/training reimbursement and health, life, travel and disability insurance. According to the Local Top Executives Remuneration Report provided by Hay Group, we believe that these other benefits are reasonable, competitive (as it is customary for Chinese companies to provide such benefits to their named executive officers) and consistent with our overall compensation program. We further believe that companies within our peer groups in China provide similar benefits to their named executive officers, and we believe that it is necessary to do the same for retention and recruitment purposes.

Both Dr. Charles Zhang and Ms. Carol Yu are provided with a tax equalization benefit under their employment agreements. Dr. Charles Zhang and Ms. Carol Yu only pay 15% of their individual income tax on their employment income, with our company bearing the remaining tax required by law. We believe that providing this benefit to executive officers is customary in China and necessary for us to continue attracting talented individuals.

Severance Benefits

Under Chinese law, we must pay severance to all employees who are Chinese nationals and who are terminated without cause or terminate their employment with us for good reason, or whose employment agreements expire and we do not continue their employment. The severance benefits required to be paid under Chinese law equal the average monthly compensation paid to the terminated employee (including any bonuses or other payments made in the twelve months prior to the employee’s termination) multiplied by the number of years the employee has been employed with us, plus an additional month’s salary if thirty days’ prior notice of such termination is not given. However, if the average monthly compensation to be received by the terminated employee exceeds three times the average monthly salary of the employee’s local area as determined and published by the local government, such average monthly compensation is capped at three times the average monthly salary of the employee’s local area. However, we believe that it is important, for recruitment and retention, to provide certain of our named executive officers with severance benefits beyond those required by Chinese law to help minimize the financial stress in the event of job loss. As a result, we provide additional severance pay and benefits continuation to certain of our named executive officers to help bridge the time until they secure new employment.

With respect to Dr. Charles Zhang, in addition to the severance benefits he would be entitled to receive under Chinese law upon a termination without cause or a resignation for good reason, or if we do not continue his employment upon expiration of the employment agreement, we are also obligated to pay him the monthly housing allowance multiplied by the number of years he has been employed by us, the continuation of his insurance benefits for the lesser of (i) six months and (ii) the remainder of the term of his employment agreement (the “severance period”), and his monthly salary during the severance period. Dr. Charles Zhang would also be entitled to receive a payment of the bonus for the remainder of the year in which he was terminated to the extent that the bonus would have been earned had his employment continued through the end of such year.

Ms. Carol Yu is not entitled to the severance benefits afforded under Chinese law because she is not a Chinese national. Rather, she is entitled to severance benefits based on her employment agreement with us. With respect to Ms. Carol Yu, if we terminate her without cause or she terminates her employment with us for good reason, we are obligated to pay her during the severance period (1) her monthly base salary in effect on the date of termination, (2) her monthly housing allowance and (3) the continuation of her insurance benefits. She would also be entitled to receive a payment of the bonus for the remainder of the year in which she was terminated to the extent that the bonus would have been earned had Ms. Carol Yu’s employment continued through the end of such year.

Compensation for Independent Directors in 2013

Non-management directors’ compensation is guided by the following goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interest of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. The compensation of non-management directors in 2013 is described in the narrative following the Director Compensation Table below.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2013 with management. Based on the review and discussion with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Dr. Edward B. Roberts Dr. Dave Qi

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for the fiscal years ended December 31, 2013, 2012 and 2011 for our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers in 2013. All of these individuals are collectively referred to as the named executive officers.

The amounts show in the Option Awards and Stock Awards columns do not reflect compensation actually received by the named executive officers. Instead the amounts shown represent the compensation cost recognized as expense for financial reporting purposes, computed in accordance with U.S. GAAP, in respect of awards granted in 2013 and in prior years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Sohu Option Awards ($)(1)	Sohu Stock Awards ($)(1)	Sogou Share Option Awards ($)(2)	Sohu Video Share Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Charles Zhang	2013	$570,000	$0	$123,264	$0	$0	$376,200	$620,453	$1,689,917
Chairman of the Board and	2012	$520,000	$0	$281,987	$0	$0	$343,200	$584,442	$1,729,629
Chief Executive Officer	2011	$460,000	$0	$531,051	$0	$0	$276,000	$504,624	$1,771,675

Carol Yu	2013	$460,000	$0	$123,264	$249,912	$0	$441,600	$413,375	$1,688,151
Co-President and	2012	$420,000	$0	$281,987	$228,888	$0	$302,400	$379,862	$1,613,137
Chief Financial Officer	2011	$350,000	$0	$529,000	$109,678	$0	$273,000	$320,908	$1,582,586

Belinda Wang	2013	$437,000	$0	$164,352	$167,569	$0	$349,600	$104,683	$1,223,204
Co-President and	2012	$400,000	$0	$375,982	$190,740	$0	$352,000	$120,007	$1,438,729
Chief Operating Officer	2011	$340,000	$0	$704,649	$91,399	$0	$326,400	$78,819	$1,541,267

Xiaochuan Wang	2013	$330,000	$0	$123,264	$1,786,728	$0	$287,760	$59,390	$2,587,142
Chief Technology Officer	2012	$320,000	$0	$281,987	$2,359,260	$0	$211,200	$54,790	$3,227,237
	2011	$230,000	$0	$528,132	$1,011,614	$0	$207,000	$45,765	$2,022,511

(1)	Amount represents only expense recognized with respect to stock awards granted from January 1, 2006 through December 31, 2013. No expense was recognized with respect to option awards because the requisite service periods for the options granted had ended as of the end of 2009.

See Note 16 “Sohu.com Inc. Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the relevant assumptions we used to determine the valuation of our option awards and stock awards.

(2)	Amount represents expense recognized with respect to Sogou share option awards. The Sogou share options will become vested and exercisable in four equal installments, with the vesting of each installment subject to achievement of certain performance targets related to Sogou, with the exception that vesting of Sogou share options granted to Ms. Carol Yu and Mr. Xiaochuan Wang in 2013 will occur in five equal installments over a four-year period, with the first installment vesting upon an initial public offering by Sogou and the remaining four installments vesting upon the first four anniversaries of Sogou’s initial public offering. Amounts in this table apply to the first, second and third installments, as the performance targets for those installments had been established as of the grant date. Performance targets for vesting purposes had not yet been established as of the grant date for the fourth installment. Accordingly, we did not recognize share-based compensation expense in 2013 with respect to this installment.

(3)	Sohu Video share options, exercisable for the purchase of Sohu Video ordinary shares, were granted in 2012 under Sohu Video’s 2011 Share Incentive Plan. The broader terms and conditions of the options were neither finalized nor agreed upon with the recipients, the grant date fair values of the awards were not determinable as of the grant date and, accordingly, no share-based compensation expense was recognized for these awards in 2012 and 2013. No Sohu Video share options were granted to our named executive officers in 2013.

(4)	Consists of annual cash bonuses earned for 2013 that will be paid to Ms. Carol Yu and Ms. Belinda Wang pursuant to our 2013 Executive Bonus Plan, and to Mr. Xiaochuan Wang based on corporate performance goals for Sogou for 2013, on or about May 20, 2014.

(5)	The table below shows the components of this column for 2013, which include housing allowances, tax equalization, premiums paid for health, life, travel and disability insurance and training fees.

Name	Housing Allowance	Tax Equalization	Health, Life, Travel and Disability Insurance	Training fees	Total
Charles Zhang	$150,000	$446,470	$23,983	$0	$620,453
Carol Yu	$150,000	$232,365	$31,010	$0	$413,375
Belinda Wang	$80,000	$0	$24,683	$0	$104,683
Xiaochuan Wang	$40,000	$0	$19,390	$0	$59,390

GRANTS OF PLAN-BASED AWARDS

The following tables set forth summaries of all grants of plan-based awards, including estimated payouts under our 2013 Executive Bonus Plan, made to our named executive officers during the fiscal year ended December 31, 2013. Equity incentive awards made to our named executive officers in the year ended December 31, 2013 consisted solely of restricted Sogou ordinary shares and options exercisable for the purchase of Sogou ordinary shares.

		Estimated Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Stock Award Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units Sogou		Grant Date Fair Value of Stock and Option Awards Sogou
Charles Zhang	N/A	$0	$342,000	$684,000	0		N/A
Carol Yu	3/1/2013	$0	$368,000	$736,000	2,400,000	(2)	0.38
Belinda Wang	N/A	$0	$349,600	$699,200	N/A		N/A
Xiaochuan Wang	1/31/2013	$0	$264,000	$528,000	7,200,000	(3)	0.38

(1)	The amounts shown represent the range of non-equity incentive bonus opportunities for each named executive officer under our 2013 Executive Bonus Plan. The plan is described in detail under the heading “Compensation Discussion and Analysis” above. Payment of the bonuses is expected to occur on or about May 20, 2014. See the “Summary Compensation Table” above.

(2)	Consists of options granted in 2013 under the Sogou 2010 Share Incentive Plan. The plan is described in detail under the heading “Terms of Stock Option and Restricted Unit Awards and Sogou and Sohu Video Share Option Awards” below.

(3)	Consists of restricted ordinary shares of Sogou granted in 2013 under the Sogou 2010 Share Incentive Plan.

Executive Employment Agreements

We normally enter into three-year employment agreements with our named executive officers. Under these employment agreements, the named executive officers are generally entitled to (i) annual base salaries; (ii) annual performance-based cash bonus; and (iii) equity incentive compensation, all as represented in the Summary Compensation Table for 2013. The employment agreements may also provide for the following additional benefits for the named executive officers: vacation time, health, life, travel and disability insurance, housing allowances, tuition/training reimbursement and tax equalization.

The employment agreements generally provide for continued employment until termination by either party. We may terminate any of the named executive officers’ employment with or without cause at any time. However, if the termination is without cause, we must provide the named executive officer with thirty days’ prior notice of termination. If we terminate without cause or a named executive officer terminates his or her employment for good reason (each as defined below under the heading “Potential Payments upon Termination or Change-in-Control”), the named executive officer will be entitled to the following, except as noted below:

•	payments equal to the named executive officer’s monthly base salary (which includes his or her housing allowance) in effect on the date of termination for the shorter of (i) six months and (ii) the remainder of the term of the named executive officer’s employment agreement; and

•	insurance benefits for so long as we are obligated to pay severance.

Notwithstanding the provisions above with respect to our severance obligations, if, under the applicable Chinese law, any portion of the employment agreements is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform to such applicable statue, rule, regulation or ordinance, or, if that is not possible, to be omitted from such agreement. As such, Chinese law will be applied if, at the time of such determination, the severance benefits provided under Chinese law are greater than those which the named executive officer would be entitled to receive under his or her employment agreement.

In addition, if we terminate a named executive officer’s employment without cause and the termination is within the one-year period following a change-in-control (as defined below under the heading “Potential Payments Upon Termination or Change-in-Control”) of us, except as noted below, all of the named executive officer’s stock options and other stock awards will become immediately exercisable.

Also, if we terminate a named executive officer’s employment agreement without cause, if a named executive officer terminates his or her employment agreement for good reason or if a named executive officer dies or becomes disabled, the named executive officer will be entitled to receive the bonus to which he or she would have been entitled had he or she continued to be employed through the end of the then current year.

The employment agreements also require the named executive officers to enter into agreements providing for (i) assignment of intellectual property, (ii) confidential treatment of our proprietary information and (iii) during the term of their employment and for the following year, (a) non-solicitation of our employees, contractors, customers, suppliers and partners and (b) non-competition with us.

If a named executive officer violates the confidentiality, non-solicitation, non-competition and assignment of intellectual property agreement after the termination of his or her employment:

•	the named executive officer will not be entitled to any further payments from us;

•	any insurance or other benefits that have continued will terminate immediately; and

•	the named executive officer must reimburse us for any severance payments previously made by us to the named executive officer.

Terms of Stock Option and Restricted Stock Unit Awards and Sogou and Sohu Video Share Option Awards

All equity awards granted after June 21, 2010, with the exception of the Sogou and Sohu Video share option awards discussed below, were granted pursuant to our 2010 Stock Incentive Plan, and provided for the following terms, as appropriate. Our 2010 Stock Incentive Plan will expire in June, 2020. Our 2010 Stock Incentive Plan is in substance the same as our 2000 Stock Incentive Plan, and contemplates making available 1,500,000 shares of our common stock for equity-based awards.

Sohu Stock Options

We have not granted any Sohu stock options to our named executive officers since July 2005. However, granted stock options as reflected in the “Outstanding Equity Awards at Fiscal Year End Table” are subject to the following terms and conditions. All stock options granted under our 2000 Stock Incentive Plan that had not been forfeited or exercised were fully vested as of December 31, 2009. If we grant stock options under the 2010 Stock Incentive Plan, 25% of the options will vest each year, beginning on the first anniversary of the grant date, unless our Compensation Committee determines otherwise with the approval of our full Board. The exercise prices of stock options granted under our 2000 Stock Incentive Plan were determined, and any future grants under the 2010 Stock Incentive Plan will be determined, based on the fair market value of a share of our common stock on the date of grant. Under our 2000 Stock Incentive Plan, the fair market value is determined, and under the 2010 Stock Incentive Plan the fair market value will be determined, as of the last business day for which the prices or quotes for our common stock are available prior to the date an option is granted and was, and will be, equal to the average, on such date, of the high and low prices of our common stock on the NASDAQ Global Select Market. The stock options are, and will be, only exercisable for the purchase of our common stock and have a term of ten years.

Sohu Restricted Stock Units

Under both our 2000 Stock Incentive Plan and our 2010 Stock Incentive Plan, we may grant restricted stock units which represent the right to receive, upon vesting, at the discretion of our Compensation Committee, either one share of our common stock for each unit vested or an amount of cash equal to the then market value of one share of our common stock for each unit vested, in each case subject to any additional or different terms set forth in the applicable award agreement. Restricted stock units granted to date may only be settled upon vesting in our common stock, and we expect that generally we will continue to grant restricted stock units that will only be settleable in our common stock upon vesting. With respect to restricted stock units granted to our named executive officers, 25% of the restricted stock units vest each year, beginning on the first anniversary of the grant date. Any restricted stock units granted under the 2010 Stock Incentive Plan will vest on the same schedule, unless our Compensation Committee determines otherwise with the approval of our full Board.

Sogou Share Option Awards

We grant options to purchase ordinary shares of our subsidiary Sogou, pursuant to the Sogou 2010 Share Incentive Plan, from ordinary shares of Sogou that we hold for the purpose of making such grants. Vesting of options that we grant to our named executive officers exercisable for the purchase of Sogou ordinary shares generally occurs in equal annual installments over a four-year period, but vesting for each year is also subject to the achievement of annual performance milestones related to Sogou that our Board establishes in its discretion. Vesting of share options exercisable for the purchase of Sogou ordinary shares and vesting of Sogou restricted ordinary shares that we granted to Ms. Carol Yu and Mr. Xiaochuan Wang in 2013 will occur in five equal installments over a four-year period, with the first installment vesting upon an initial public offering by Sogou and the remaining four installments vesting upon the first four anniversaries of Sogou’s initial public offering. The annual performance milestones set by our Board for periods through the end of 2013 are based in part on financial targets, consisting of target revenue levels and target operating profit levels, and in part on operating metric targets, consisting of target levels of search traffic. We do not disclose the actual amounts of these milestones, as they constitute confidential business and financial information related to Sogou’s internal budgeting and planning that could be unfairly used by Sogou’s competitors if revealed publicly, and we do not believe that the amounts of these milestones is material information to our investors. Until Sogou’s completion of an underwritten public offering on NASDAQ, the New York Stock Exchange or another internationally recognized stock exchange of similar prestige and liquidity, upon the termination of employment with us of any of our named executive officers who has received Sogou share option awards, we have the right at our discretion to repurchase up to 50% of Sogou ordinary shares, at the then fair market value of such ordinary shares, acquired by any such named executive officer upon exercise of vested Sogou share options.

Sohu Video Share Option Awards

In 2012, we granted options to purchase ordinary shares of our subsidiary Sohu Video, pursuant to the Sohu Video 2011 Share Incentive Plan, from ordinary shares of Sohu Video that we hold for the purpose of making such grants. Vesting of options that we granted to our named executive officers exercisable for the purchase of Sohu Video ordinary shares occurs in equal annual installments over a four-year period, but vesting for each year will also be subject to the achievement of annual performance milestones related to Sohu Video that our Board will establish in its discretion. The annual performance milestones set by our Board for vesting of each installment included operating metric targets, consisting of the average number of daily unique visitors (“UV”) and time spent viewing video (“VV”).We do not except to disclose the actual amounts of any such milestones, as we expect them to constitute confidential business and financial information related to Sohu Video’s internal budgeting and planning that could be unfairly used by Sohu Video’s competitors if revealed publicly, and also expect that they will not be material to our investors. Until Sohu Video’s completion of an underwritten public offering on NASDAQ, the New York Stock Exchange or another internationally recognized stock exchange of similar prestige and liquidity, upon the termination of employment with us of any of our named executive officers who has received Sohu Video share option awards, we have the right at our discretion to repurchase up to 50% of Sohu Video ordinary shares, at the then fair market value of such ordinary shares, acquired by any such named executive officer upon exercise of vested Sohu Video share options. We did not grant any options to purchase ordinary shares of Sohu Video to our named executive officers in 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following tables set forth summaries of all outstanding equity awards granted by us and held by each of our named executive officers as of December 31, 2013.

Sohu Option and Stock Awards

	Option Awards(1)						Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Charles Zhang	30,000	(2)	0	$22.86	7/25/2015	(3)	7,500	(4)	$546,975
Carol Yu	—		—	—	—		7,500	(4)	$546,975
Belinda Wang	—		—	—	—		10,000	(4)	$729,300
Xiaochuan Wang	—		—	—	—		7,500	(4)	$546,975

(1)	Sohu options and restricted stock unit awards were granted under our 2000 Stock Incentive Plan and 2010 Stock Incentive Plan, and relate to our common stock.

(2)	These options became fully vested on July 26, 2009.

(3)	The grant date of each option is listed on the table below by reference to the expiration date set forth in the table below.

Grant Date	Expiration Date
7/26/2005	7/25/2015

(4)	These restricted stock units were granted on January 21, 2010 and will become fully vested on January 21, 2014.

Sogou Share Option and Share Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date		Number of Shares That Have Not Vested (#)		Market Value of Shares That Have Not Vested ($)
Carol Yu	—	720,000	(5)	$0.625	6/3/2021	(7)	—		—
	—	2,400,000	(6)	$0.625	2/28/2023	(7)	—		—
Belinda Wang	—	1,200,000	(5)	$0.625	6/3/2021	(7)	—		—
Xiaochuan Wang	—	—		—	—		14,400,000	(8)	N/A	(9)

(5)	Consists of options granted to Ms. Carol Yu and Ms. Belinda Wang by Sohu prior to 2013 under the Sogou 2010 Share Incentive Plan. The plan is described in detail under the heading “Terms of Stock Option and Restricted Unit Awards and Sogou and Sohu Video Share Option Awards” above. Of the Sogou share options held by Ms. Belinda Wang as of December 31, 2013, options for the purchase of 600,000 ordinary shares of Sogou were forfeited upon her resignation from the Company effective March 31, 2014.

(6)	Consists of options granted to Ms. Yu by Sohu in 2013 under the Sogou 2010 Share Incentive Plan.

(7)	The grant date of each option is listed on the table below by reference to the applicable expiration date.

Grant Date	Expiration Date
4/1/2011	3/31/2021
6/4/2011	6/3/2021
3/1/2013	2/28/2023

(8)	Consists of (i) 7,200,000 restricted ordinary shares of Sogou acquired by Mr. Wang during 2013 upon exercise of options granted to Mr. Wang prior to 2013 under the Sogou 2010 Share Incentive Plan as to which vesting was accelerated in 2013, which shares remain subject to vesting in two equal installments, with vesting based upon Sogou’s achieving specified performance milestones for each installment, and (ii) 7,200,000 restricted ordinary shares granted to Mr. Wang during 2013 under the Sogou 2010 Share Incentive Plan.

(9)	There is no public market for Sogou ordinary shares.

Sohu Video Share Option Awards

Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Carol Yu	0	(10)	1,250,000	$0.01	1/3/2022	(11)
Belinda Wang	0	(10)	1,250,000	$0.01	1/3/2022	(11)
Xiaochuan Wang	0	(10)	50,000	$0.01	1/3/2022	(11)

(9)	Options granted by Sohu under the Sohu Video 2011 Share Incentive Plan. The plan is described in detail under the heading “Terms of Stock Option and Restricted Unit Awards and Sogou and Sohu Video Share Option Awards” above.

(10)	The grant date of each option is listed on the table below by reference to the applicable expiration date.

Grant Date	Expiration Date
1/4/2012	1/3/2022

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the value realized by our named executive officers in connection with the exercise of Sohu stock options and the vesting and settlement of Sohu restricted stock units during the fiscal year ended December 31, 2013.

	Option Awards(1)					Stock Awards(2)
	Sohu		Sogou			Sohu
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Charles Zhang	9,000	$296,640	0		$0	0 (3)	$0
Carol Yu	0	$0	1,440,000		$1,915,200	7,500	$360,150
Belinda Wang	0	$0	600,000		$9,000	10,000	$480,200
Xiaochuan Wang	5,000	$178,300	10,800,000	(4)	$5,778,000	7,500	$364,950

(1)	Reflects shares received upon the exercise of stock options granted under the Sohu 2000 Stock Incentive Plan and the Sohu 2010 Stock Incentive Plan and the share options granted under the Sogou 2010 Share Incentive Plan.

(2)	Reflects shares received upon the vesting and settlement of restricted stock units granted under the Sohu 2000 Stock Incentive Plan and the Sohu 2010 Stock Incentive Plan.

(3)	Vesting of restricted share units granted to Dr. Zhang that are settleable upon vesting with the issuance of 7,500 shares of our common stock, which vesting was originally scheduled to occur in 2013, was deferred until 2015.

(4)	Includes options for the purchase of 3,600,000 Sogou ordinary shares that vested as originally scheduled, and options for the purchase of 7,200,000 Sogou ordinary shares as to which vesting was accelerated. All of the options have been exercised by Mr. Xiaochuan Wang, but the 7,200,000 ordinary shares issued pursuant to the exercise of options as to which vesting was accelerated remain subject to forfeiture pursuant to a vesting schedule.

PENSION BENEFITS

We do not have any plans that provide for payments or other benefits at, following, or in connection with retirement nor do we have any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Severance Benefits and Change-in-Control Arrangements

As discussed in the narrative description following the “Grants of Plan-Based Awards Table,” we have entered into employment agreements with each of our named executive officers. These agreements, along with Chinese legal requirements which are discussed in the Compensation Discussion and Analysis under the heading “Severance Benefits,” provide for certain payments and other benefits if a named executive officer’s employment with us is terminated under circumstances specified in his or her respective agreement, including a change-in-control of us. Chinese legal requirements also provide for certain payments and benefits if an employment agreement is not renewed. A named executive officer’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. Central to an understanding of the rights of each named executive officer under the employment agreements is an understanding of the definitions of “cause,” “change-in-control,” “good reason” and “disability” that are used in those agreements. For purposes of the employment agreements such terms have the following meanings:

“cause” means:

•	willful misconduct or gross negligence by the named executive officer, or any willful or grossly negligent omission to perform any act, resulting in injury to us;

•	misconduct or negligence of the named executive officer that results in gain or personal enrichment of the named executive officer to our detriment;

•	breach of any of the named executive officer’s agreements with us, including, but not limited to, the repeated failure to perform substantially the named executive officer’s duties to us, excessive absenteeism or dishonesty;

•	any attempt by the named executive officer to assign or delegate his or her employment agreement or any of the rights, duties, responsibilities, privileges or obligations thereunder without our prior consent (except in respect of any delegation by the named executive officer of his employment duties thereunder to our other employees in accordance with our usual business practice);

•	the named executive officer’s indictment or conviction for, or confession of, a felony or any crime involving moral turpitude under the laws of the U.S. or any State thereof, or under the laws of China or Hong Kong;

•	declaration by a court that the named executive officer is insane or incompetent to manage his or her business affairs;

•	habitual drug or alcohol abuse which materially impairs the named executive officer’s ability to perform his or her duties; or

•	filing of any petition or other proceeding seeking to find the named executive officer bankrupt or insolvent.

“change-in-control” means the occurrence of any of the following events:

•	any person (within the meaning of Section 13(d) or Section 14(d)(2) of the Securities Exchange Act of 1934) other than us, any trustee or other fiduciary holding securities under an employee benefit plan of Sohu or any corporation owned, directly or indirectly, by our stockholders in substantially the same proportion as their ownership of our common stock, becomes the direct or beneficial owner of securities representing 50% or more of the combined voting power of our then-outstanding securities;

•	during any period of two consecutive years after the date of the named executive officer’s employment agreement, individuals who at the beginning of such period constitute our Board, and all new directors (other than directors designated by a person who has entered into an agreement with us to effect a transaction described in the first, third and fourth bullet point of this definition) whose election or nomination to our Board was approved by a vote of at least two-thirds of the directors then in office, cease for any reason to constitute at least a majority of the members of our Board;

•	the effective date of a merger or consolidation of us with any other entity, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

•	our complete liquidation or the sale or disposition by us of all or substantially all of our assets; or

•	there occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Securities and Exchange Act of 1934, whether or not we are then subject to such reporting requirements.

“disability” means the named executive officer becomes physically or mentally impaired to an extent which renders him or her unable to perform the essential functions of his or her job, with or without reasonable accommodation, for a period of six consecutive months, or an aggregate of nine months in any two year period.

“good reason” means the occurrence of any of the following events without the named executive officer’s express written consent, provided that the named executive officer has given notice to us of such event and we have not remedied the problem within fifteen days:

•	any significant change in the duties and responsibilities of the named executive officer inconsistent in any material and adverse respect with the named executive officer’s title and position (including status, officer positions and reporting requirements), authority, duties or responsibilities as contemplated by the named executive officer’s employment agreement.

•	any material breach by us of the employment agreement with the named executive officer, including without limitation any reduction of the named executive officer’s base salary or our failure to pay to the named executive officer any portion of his or her compensation; or

•	the failure, in the event of a change-in-control in which we are not the surviving entity, of the surviving entity or the successor to our business to assume the named executive officer’s employment agreement pursuant to its terms or to offer the named executive officer employment on substantially equivalent terms to those set forth in such employment agreement.

Potential Payments

The table that follows summarizes the estimated potential post-employment compensation that would have been payable to our named executive officers if the named executive officers’ employment was terminated as described in the table below on December 31, 2013. Such amounts do not reflect any actual payments to be received by the named executive officers. In addition, for purposes of the calculations, we have assumed that the fair market value of our common stock is $72.93, the closing price of our common stock as quoted on the NASDAQ Global Select Market on December 31, 2013, the last trading day of the 2013 fiscal year.

						Involuntary Termination			Change in Control
											Involuntary Termination within 12 months
Name	Compensation Element	Voluntary Resignation for Good Reason		Death or Disability		Without Cause		For Cause	Voluntary Resignation for Good Reason		Without Cause		For Cause
Charles Zhang	Severance Pay(1)	$299,947	(2)	$0		$299,947	(2)	$0	$299,947	(2)	$299,947	(2)	$0
	Housing Allowance(1)	$150,000		$0		$150,000		$0	$150,000		$150,000		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$11,991		$0		$11,991		$0	$11,991		$11,991		$0
	Accelerated Vesting of Sohu Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$6,294		$0
Total		$461,938		$0		$461,938		$0	$461,938		$468,232		$0
Carol Yu	Severance Pay(1)	$230,000		$0		$230,000		$0	$230,000		$230,000		$0
	Housing Allowance(1)	$75,000		$0		$75,000		$0	$75,000		$75,000		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$15,505		$0		$15,505		$0	$15,505		$15,505		$0
	Accelerated Vesting of Sohu Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$6,294		$0
	Accelerated Vesting of Sogou Share Options Awards	$0		$0		$0		$0	$0		$0		$0
Total		$320,505		$0		$320,505		$0	$320,505		$326,799		$0

						Involuntary Termination			Change in Control
											Involuntary Termination within 12 months
Name	Compensation Element	Voluntary Resignation for Good Reason		Death or Disability		Without Cause		For Cause	Voluntary Resignation for Good Reason		Without Cause		For Cause
Belinda Wang	Severance Pay(1)	$233,447	(2)	$0		$233,447	(2)	$0	$233,447	(2)	$233,447	(2)	$0
	Housing Allowance(1)	$80,000		$0		$80,000		$0	$80,000		$80,000		$0
	Bonus	$0 (3)		$0 (4)		$0 (3)		$0	$0 (3)		$0 (3)		$0
	Benefits	$12,341		$0		$12,341		$0	$12,341		$12,341		$0
	Accelerated Vesting of Sohu Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$8,392		$0
	Accelerated Vesting of Sogou Share Options Awards	$0		$0		$0		$0	$0		$40,691		$0
Total		$325,788		$0		$325,788		$0	$325,788		$374,871		$0
Xiaochuan Wang	Severance Pay(1)	$179,852	(2)	$0		$179,852	(2)	$0	$179,852	(2)	$179,852	(2)	$0
	Housing Allowance(1)	$40,000		$0		$40,000		$0	$40,000		$40,000		$0
	Bonus	$0	(3)	$0	(4)	$0	(3)	$0	$0	(3)	$0	(3)	$0
	Benefits	$9,695		$0		$9,695		$0	$9,695		$9,695		$0
	Accelerated Vesting of Sohu Stock Options and Restricted Stock Unit Awards	$0		$0		$0		$0	$0		$6,294		$0
	Accelerated Vesting of Sogou Share Options Awards	$0		$0		$0		$0	$0		$434,052		N/A
Total		$229,547		$0		$229,547		$0	$229,547		$669,893		$0

(1)	Severance payments are made ratably over the severance period according our standard payroll practices.

(2)	Dr. Charles Zhang, Ms. Belinda Wang and Mr. Xiaochuan Wang would have been entitled to the severance benefits under Chinese law as these benefits would have been greater than their severance benefits under their employment agreements with us. Mr. Xiaochuan Wang resigned as our Chief Technology Officer on February 3, 2014 in order to devote his full working time to his position as Chief Executive Officer of our subsidiary Sogou.

(3)	In the event of a voluntary resignation for good reason or an involuntary termination without cause, our named executive officers are each entitled to receive payments of the bonus for the remainder of the year of the termination, but only to the extent that the bonus would have been earned had the named executive officers continued in employment through the end of such year, as determined in good faith by our Chief Executive Officer, Board or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses were paid for such fiscal year to other similarly situated employees. The payment of the entire 2013 bonus rests on the assumption that each of the named executive officers voluntarily resigned for good reason and/or was terminated without cause as of December 31, 2013 and that no additional bonus would have been due as a result of the termination.

(4)	In the event of a termination of named executive officer’s employment by reason of death or disability, they or their estates or representatives, as applicable, are entitled to receive the bonus for the year in which the death or disability occurs to the extent that a bonus would have been earned had named executive officers continued in employment through the end of such year, as determined in good faith by our Chief Executive Officer, Board or our Compensation Committee based on the specific corporate and individual performance targets established for such fiscal year, and only to the extent that bonuses are paid for such fiscal year to other similarly situated employees. The payment of the entire 2013 bonus rests on the assumption that each of the named executive officers voluntarily resigned for good reason and/or was terminated without cause as of December 31, 2013 and that no additional bonus would have been due as a result of the termination.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION (1)

The following table summarizes the compensation paid to our directors during the 2013 fiscal year.

Name	Sohu Option Awards ($)(2)(3)	Sohu Stock Awards ($)(2)(4)	Total ($)
Dave Qi	—	$144,870	$144,870
Shi Wang	—	$127,468	$127,468
Edward B. Roberts	—	$144,870	$144,870
Charles Huang	—	$127,468	$127,468
Zhonghan Deng	—	$127,468	$127,468

(1)	Dr. Charles Zhang has been omitted from this table because he receives no compensation for serving on our Board. All compensation paid to Dr. Charles Zhang in fiscal year 2013 was paid to him in his capacity as Chief Executive Officer and is reported in the “Summary Compensation Table.”

(2)	Amounts shown represents expense recognized with respect to restricted stock units and stock options, as applicable, granted from January 1, 2013 through December 31, 2013, in accordance with U.S. GAAP. See Note 16, “Sohu.com Inc. Shareholders’ Equity” in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for the relevant assumptions we used to determine the valuation of our stock awards and option awards.

(3)	As of December 31, 2013, each of our non-employee directors had the following number of outstanding stock options: Edward B. Roberts: 15,000; Charles Huang: 15,000; Dave Qi: 10,000; Shi Wang: 10,000; and Zhonghan Deng: 0.

(4)	The grant date fair value of the 2013 restricted stock units granted to each of Edward B. Roberts, Charles Huang, Dave Qi, Shi Wang, and Zhonghan Deng, computed in accordance with U.S. GAAP, was $144,870, $127,468, $144,870, $127,468 and $127,468, respectively.

Compensation

In 2013, we compensated non-employee members of our Board with equity-based compensation. Directors who are our employees do not receive any compensation for their service as a member of our Board or any committee. In addition, non-employee members of our Board were reimbursed for reasonable travel expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

On January 2, 2013, Drs. Edward B. Roberts and Dave Qi were each granted 2,972 restricted stock units, and Messrs. Charles Huang, Shi Wang and Dr. Zhonghan Deng were each granted 2,615 restricted stock units. 50% of these restricted stock units vested on July 1, 2013 and the remaining 50% vested on December 31, 2013.

In addition, effective as of the first business day of each calendar year, Drs. Edward B. Roberts and Dave Qi will be granted such number of restricted stock units as is equal to $125,000 divided by the average of the daily closing prices of shares of our common stock on the NASDAQ Global Select Market for the month of December of the immediately preceding year and Messrs. Charles Huang , Shi Wang and Dr. Zhonghan Deng will be granted such number of restricted stock units as is equal to $110,000, divided by such average of the daily closing prices, with 50% of such restricted stock units vesting on July 1 and the remaining 50% vesting on December 31 of the grant year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, none of the members of our Compensation Committee was our current or former officer or employee.

No member of our Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. No member of our Compensation Committee during 2013 was an officer of Sohu or any of our subsidiaries.

None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other organization whose executive officer served as a member of our Board or Compensation Committee.

Proposal II. Advisory Vote Approving Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the implementing regulations of the SEC thereunder provide that for the first annual meeting of stockholders on or after January 21, 2011 and not less than once every three years thereafter we must include a separate resolution subject to stockholder vote to approve the compensation of our named executive officers, as disclosed in our proxy statement pursuant to Item 402 of Regulation S-K. Section 951 of the Dodd-Frank Act and the implementing regulations thereunder also require that at the first annual meeting of stockholders held on or after January 21, 2011 and not less frequently than once every six years thereafter we must include a separate resolution subject to a stockholder advisory vote to determine whether the stockholder advisory vote on approving our executive compensation that is the subject of this Proposal II should occur every one, two or three years. At our 2011 Annual Meeting of Stockholders, our stockholders voted in favor of an advisory resolution that the stockholder advisory vote on approving our executive compensation should occur every year. In response to that vote, our Board determined that the stockholder advisory vote on executive compensation would be held every year between now and the expiration of that six-year period.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

“Resolved, to approve, on an advisory basis, the compensation paid to Sohu.com Inc.’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion, and any related material disclosed in this Proxy Statement.”

As provided in the Dodd-Frank Act, this vote will not be binding on our Board and may not be construed as overruling a decision by our Board, creating or implying any change to the fiduciary duties of our Board or any additional fiduciary duty by our Board or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. Our Board and our Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, stockholders may vote for the resolution or against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Proposal III. Ratification of Appointment of Independent Auditors

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers as our independent auditors for the fiscal year ending December 31, 2014. PricewaterhouseCoopers has served as our independent auditors since 2000. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Stockholder ratification of our independent auditors is not required under Delaware law or under our Sixth Restated Certificate of Incorporation or our Amended and Restated By-Laws. If our stockholders do not ratify the selection of PricewaterhouseCoopers as our independent auditors for the current fiscal year ending December 31, 2014, our Audit Committee will evaluate what would be in our best interests and our stockholders and consider whether to select new independent auditors for the current fiscal year or for future fiscal years. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of PricewaterhouseCoopers to audit our books and accounts for the fiscal year ending December 31, 2014.

PRINCIPAL ACCOUNTANT FEES, SERVICES AND PRE-APPROVAL PROCESS

Audit fees

The aggregate fees billed by PricewaterhouseCoopers for audit services were $3.6 million and $3.9 million, respectively, for the fiscal years ended December 31, 2013 and 2012. Audit services consisted primarily of services rendered for the audit of our 2013 and 2012 annual financial statements, including reviews of the financial statements included in our Quarterly Reports on Form 10-Q, assistance with our filings under the Securities Act of 1933, as amended, and the audit of the effectiveness of internal control over financial reporting required under Item 308 of Regulation S-K, and the audits of our game business and our search business.

Audit-related fees

The aggregate fees billed by PricewaterhouseCoopers for audit-related services were $1.4 million and $0.5 million, respectively, for the fiscal years ended December 31, 2013 and 2012. Audit-related services consisted primarily of Extensible Business Reporting Language (“XBRL”) for our 2013 and 2012 annual financial statements and Quarterly Reports on Form 10-Q, and accounting advisory services related to business transactions between Sogou and Tencent Holdings Limited.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers for tax related services were $3.2 million and $1.4 million, respectively, for the fiscal years ended December 31, 2013 and 2012. Tax related services mainly included tax compliance, tax advice and tax planning related to U.S. and Chinese taxes. The increase was mainly due to tax consulting services related to business transactions entered into by Sogou during 2013, and in particular an investment from, and business collaboration with, Tencent Holdings Limited.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers for other services were $133,000 and $43,000, respectively, for the fiscal years ended December 31, 2013 and 2012.

Pre-Approval Process

Our Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related, tax and other services, for the upcoming or current fiscal year to be provided by the independent auditors. Thereafter, our Audit Committee’s policy is to pre-approve all such services as it deems advisable. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to our Audit Committee for consideration at our next regular meeting or, if necessary, by other means of communication. In 2013 and 2012, our Audit Committee pre-approved all services provided by PricewaterhouseCoopers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS AS INDEPENDENT AUDITORS.

Proposal IV. Stockholder Proposal Regarding the Position of Chairman of the Board

Mr. Jing Zhao (the “Proponent”), of 262 Altadena Cir., Pittsburg, CA 94565, the owner of 40 shares of our common stock, has requested that we include the resolution below in this proxy statement. This resolution will be voted on by our stockholders if it is properly presented at the Annual Meeting.

“Resolved: Shareholders request that our board of directors adopt a policy that the chairman of our board of directors shall be an independent director. An independent director is a director who has not served as an executive officer of our company.

Supporting Statement:

When our CEO is our board chairman, our board cannot monitor our CEO’s performance, especially under China’s business condition lacking of check and balance, and our CEO is also the founder of our company. As shown from the “Three Representatives” policy of Jiang Zemin (who came to power from the Tiananmen Tragedy in 1989 without legitimacy), China’s social order and economic situation are very tense because China does not have an independent Chairman of Congress to monitor the chief executive power. An independent chairman is the prevailing practice in the international market, such as in the United Kingdom. In the United States, many companies also began to have Independent Chairman or Independent Lead Director for the main purpose to monitor CEO’s performance. This proposal should also be evaluated in the context of our company’s overall corporate governance. For example, the independent think tank US-Japan-China Comparative Policy Research Institute rated our company “D: concerned, need improvement.” See http://cpri.tripod.com/cpr2013/csri.pdf (this site is not blocked in China, so our board members in China can read it too.)

Statement of our Board of Directors in Opposition to Proposal IV

Our Board believes that our company has been managed effectively and efficiently for many years, during the time when Dr. Charles Zhang has held the positions of Chairman of the Board and Chief Executive Officer. If circumstances were to change in the future, our Board might decide to appoint as Chairman of the Board a person who is not also an executive officer. However, our Board believes that it would not be prudent to adopt a policy that would prevent the Board from considering all relevant facts and circumstances in choosing the best possible person for the position of Chairman of the Board at any particular time.

In addition, our Board believes that a brief review of the proposed resolution and supporting statement will make it clear to our stockholders that the Proponent’s proposal is not one that should be taken seriously, and demonstrates no genuine interest in or concern with our company’s corporate governance on the Proponent’s part. Apart from perplexing references to the government of the People’s Republic of China and to Dr. Zhang’s being the founder of our company, much of the Proponent’s supporting statement seems to have been lifted, almost verbatim, from one or more stockholder proposals previously included in the proxy statements of other companies. For example, a supporting statement for a similar proposal in the proxy statement of American Express Company filed with the SEC on March 8, 2013 (the “2013 American Express Stockholder Proposal”) states, “When our CEO is our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance,” and the Proponent’s supporting statement states, “When our CEO is our board chairman, our board cannot monitor our CEO’s performance.” The 2013 American Express Stockholder Proposal includes the statement, “An independent Chairman is the prevailing practice in the United Kingdom and many international markets,” and the Proponent’s supporting statement includes the statement, “An independent chairman is the prevailing practice in the international market, such as the United Kingdom.” The 2013 American Express Stockholder Proposal includes the clause, “This proposal should also be evaluated in the context of our Company’s overall corporate governance . . .” and the Proponent’ supporting statement includes exactly the same clause. The 2013 American Express Stockholder Proposal includes the clause, “GMI/The Corporate Library, an independent investment research firm, had rated our company a ‘D’,” and the Proponent’s supporting statement states, “[T]he independent think tank US-Japan-China Comparative Policy Research Institute rated our company a ‘D’.” To make matters worse, this apparently cribbed clause in the Proponent’s supporting statement is highly misleading. A review of the material to be found using the Web address provided by the Proponent in his supporting statement (or alternatively the Web address that he may have replaced or updated it with at http://cpri.tripod.com/cpr2014/csri.pdf) will make it clear that the author of the report of the “independent think tank” is none other than the Proponent himself, and that the “D” rating purportedly given to us by a “think tank” appears to have nothing whatsoever to do with our corporate governance, but rather was given by the Proponent because he was disappointed that an acquaintance of his was unable to speak with Dr. Zhang at a private function unrelated to Sohu business. In sum, our Board believes that the Proponent’s proposal is frivolous.

Our Board is proud of Sohu’s accomplishments and its exemplary corporate governance and transparency, which both our Board and our executive management have made considerable effort to maintain. As stated above, based on circumstances in the future, our Board might decide to appoint as Chairman of the Board a person who is not also an executive officer. However, our Board believes that throughout our history the guidance of Dr. Zhang, who has kept his interests as our founder and most senior executive aligned with those of our stockholders by maintaining a significant ownership position in Sohu, combined with a strong and active majority-independent Board, have served our company and our stockholders well. Our Board believes that it would be unwise for the Board to adopt a policy that would require it to change that successful combination.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE STOCKHOLDER-
PROPOSED RESOLUTION REGARDING THE POSITION OF CHAIRMAN OF THE BOARD

MISCELLANEOUS

Code of Ethics

We have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. A copy of the code of ethics is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and can be found on our website at www.sohu.com. In addition, copies of our code of ethics may be obtained free of charge by writing to Eric Yuan, Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, , Haidian District, Beijing 100190, People’s Republic of China.

Other Matters

Our Board is not aware of any matter, other than those described above, that may come before the Annual Meeting. However, if any matters are properly presented to the meeting for action, it is intended that the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

Communications with Directors

Our Board has not established a formal process for stockholders to send communications to our Board and individual directors. However, the names of all directors are available to stockholders in this Proxy Statement. If we receive any stockholder communication intended for the full Board or any individual director, we will forward the communication to the full Board or the individual director, unless the communication is clearly of a marketing nature or is unduly hostile, threatening, illegal, or similarly inappropriate, in which case we have the authority to discard the communication or take appropriate legal action regarding the communication.

Deadline for Receipt of Stockholder Proposals

In order for a stockholder proposal to be considered for inclusion in our proxy materials for the 2015 Annual Meeting of Stockholders, it must be received by us at Sohu.com Inc., Level 18, Sohu.com Media Plaza, Block 3, No. 2 Kexueyuan South Road, Haidian District, Beijing 100190, People’s Republic of China, Attention: Eric Yuan, no later than December 31, 2014. Proposals of stockholders intended to be considered at the 2015 Annual Meeting of Stockholders, but not included in our proxy materials for that meeting, must be received by us at the above address no less than 60 days nor more than 90 days prior to that meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, the proposal must be received not more than 10 days after the date of the meeting is first announced or disclosed.

By order of our Board of Directors

People’s Republic of China
May 9, 2014

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SOHU.com

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 10:00 p.m., Eastern Time, on June 18, 2014.

Vote by Internet

- Go to **www.envisionreports.com/SOHU**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 3, and AGAINST Proposal 4.

01 - Dr. Edward B. Roberts   02 - Dr. Zhonghan Deng

☐ **Mark here to vote FOR all nominees** ☐ **Mark here to WITHHOLD vote from all nominees** ☐ **For All EXCEPT** - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

____

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as your name(s) is (are) shown on the certificates to which the Proxy applies. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2013 Annual Report to Stockholders are available at:
http://www.envisionreports.com/SOHU

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SOHU.com

Proxy — SOHU.COM INC.

Proxy for the Annual Meeting of Stockholders – June 20, 2014 Beijing Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The person or entity signed on the reverse side of this proxy card hereby appoints Dr. Charles Zhang and Ms. Carol Yu and each of them, as proxy or proxies for such person or entity, with full power of substitution, who may act by unanimous vote of said proxies or their substitutes as shall be present at the meeting, or, if only one be present, then the one shall have all the powers hereunder, to represent and to vote, as designated on the other side **(if no direction is made, this Proxy will be voted FOR Proposals 1, 2, and 3, and AGAINST Proposal 4),** all of the shares of common stock, par value $0.001 per share, of Sohu.com Inc. standing in the name of such person or entity on April 21, 2014 at the Annual Meeting of Stockholders of Sohu.com Inc. to be held on Friday, June 20, 2014 at 10:00 a.m., Beijing time, and any adjournment thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope).

(Continued and to be marked, dated and signed, on the other side)